UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Regal Beloit Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGAL BELOIT CORPORATION

200 State Street
Beloit, Wisconsin 53511

Notice of 2021 Annual Meeting of Shareholders
To Be Held April 27, 2021

To the Shareholders of Regal Beloit Corporation:

You are hereby notified that the 2021 Annual Meeting of Shareholders of Regal Beloit Corporation will be held at the James L. Packard Learning Center located at our corporate headquarters, 200 State Street, Beloit, Wisconsin 53511, on Tuesday, April 27, 2021 at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect nine directors for terms expiring at the 2022 Annual Meeting of Shareholders.

2.	To consider a shareholder advisory vote on the compensation of our named executive officers as disclosed in the accompanying proxy statement.

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending January 1, 2022.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 5, 2021 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting of shareholders.

We are furnishing our proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials, maintains convenient access to the proxy materials by our shareholders and provides clear instructions for receiving proxy materials and voting your shares. It is also friendly to the environment.

On March 18, 2021, we mailed to our shareholders the Notice of Internet Availability of Proxy Materials. That Notice contains instructions on how to access our 2021 Proxy Statement and 2020 Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how our shareholders can (i) receive a paper copy of the Proxy Statement and Annual Report, if the shareholder received only a Notice of Internet Availability of Proxy Materials this year, or (ii) elect to receive their Proxy Statement and Annual Report only over the Internet, if the shareholder received them by mail this year.

Due to the continuing impact of the COVID-19 pandemic, and to support the health and safety of our employees and shareholders, we will provide internet and audio access to the meeting again this year. Instructions for accessing the live audio and webcast are provided in this proxy statement. Please note that shareholders will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively. For those shareholders who decide to attend the meeting in person, health and safety measures consistent with U.S. Center for Disease Control and Prevention (CDC) and other federal, state and local guidelines will be in place in order to limit exposure to the virus.

Regardless of how you choose to participate, it is important that your shares are represented at the annual meeting of shareholders. You may vote your shares over the Internet at the website identified in the Notice of Internet Availability of Proxy Materials or via the toll-free telephone number identified in that Notice. If you received a paper copy of the proxy card by mail, then you may sign and date the proxy card and return it by mail in the envelope provided. The Notice of Internet Availability of Proxy Materials contains instructions for use of all three methods of voting. If, for any reason, you should subsequently change your plans, you may, of course, revoke your proxy at any time before it is actually voted.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

Beloit, Wisconsin	Thomas E. Valentyn
March 18, 2021	Vice President, General Counsel and Secretary

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PROXY STATEMENT

This proxy statement relates to the solicitation by Regal Beloit Corporation (“we” or our “Company”), on behalf of its Board of Directors (our “Board”), of your proxy to vote your shares of our Company’s common stock at the 2021 Annual Meeting of Shareholders and all adjournments or postponements thereof (the “Annual Meeting”). We mailed our Notice of Internet Availability of Proxy Materials and we are making available this proxy statement on March 18, 2021. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

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COMMONLY ASKED QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING

Q:	What am I being asked to vote on?

A:	•	The election of directors;

•	An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and

•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending January 1, 2022.

Q:	Who can vote?

A:	Holders of our common stock as of the close of business on the record date, March 5, 2021, may vote at the Annual Meeting, either in person or by proxy. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	On March 18, 2021, we mailed our Notice of Internet Availability of Proxy Materials, which includes instructions for accessing this proxy statement and our 2020 Annual Report, as well as instructions for our shareholders to vote over the Internet, via a toll-free telephone number or by mail by signing, dating and returning a paper proxy card. You can vote in the following ways:

By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of common stock in one of the following ways:

•	by telephone;

•	by using the Internet; or

•	by completing and signing a proxy card and mailing it in time to be received by 5:00 p.m., Central Daylight Time, Friday, April 23, 2021, if you request to receive a paper copy of a proxy card.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on the Notice of Internet Availability of Proxy Materials.

If you mail your properly completed and signed proxy card to us and we receive it by 5 p.m., Central Daylight Time, Friday, April 23, 2021, or vote by telephone or the Internet, then your shares of common stock will be voted according to the choices that you specify. If you sign and mail your proxy card to us without making any choices, your proxy will be voted:

•	FOR the election of all persons nominated by our Board for election as directors;

•	FOR the approval of the compensation of our named executive officers; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending January 1, 2022.

Other than the election of directors, approval of the compensation of our named executive officers and the ratification of the selection of our independent registered public accounting firm, we are not currently aware of any other matters that will be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. If a matter comes up for a vote at the Annual Meeting that is not included in the proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, then your broker, bank or other nominee will provide you with instructions for voting your shares.

Note that shareholders will not be able to vote a proxy through the live audio or webcast, nor participate actively.

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Q:	May I change or revoke my vote?

A:	You may change your vote or revoke your proxy at any time prior to your shares being voted by:

•	notifying our Secretary in writing that you are revoking your proxy;

•	giving another signed proxy that is dated after the date of the proxy that you wish to revoke;

•	using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not revoke your proxy).

Note that shareholders will not be able to revoke a proxy through the live audio or webcast.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It depends on whether you hold your shares in your own name or in the name of a brokerage firm. If you hold your shares directly in your name, then they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms or other nominees generally have the authority to vote customers’ uninstructed shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm may have the discretionary authority to vote your shares in connection with the ratification of our independent registered public accounting firm if you do not timely provide your proxy because this matter is considered “routine” under the New York Stock Exchange (“NYSE”) listing standards.

However, if you have not provided directions to your broker, your broker will not be able to vote your shares with respect to the election of directors or the approval of the compensation of our named executive officers. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:	What constitutes a quorum?

A:	As of the record date, March 5, 2021, 40,623,477 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting. To conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or the Internet, then you will be considered present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to elect each director (assuming a quorum is present). Abstentions and broker “non-votes” will have the effect of votes against the election of director nominees.

Proposal 2—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to approve the compensation of our named executive officers (assuming a quorum is present). Because this vote is advisory, the results of the vote are not binding on our Board or our Compensation and Human Resources Committee. However, if there is a significant vote against the compensation of our named executive officers, then our Board and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns. Abstentions and broker non-votes will have the effect of votes against this proposal.

Proposal 3—The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending January 1, 2022. Abstentions will have the effect of votes against this proposal. See the Q&A, above, titled “Will my shares be voted if I do not provide my proxy?” regarding the effect broker non-votes will have on this proposal.

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Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are requesting your proxy for the Annual Meeting and will pay all costs of soliciting shareholder proxies. In addition to soliciting proxies by mail and through the Internet, we may request proxies personally and by telephone, fax or other means. We can use our directors, officers and regular employees to request proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket and clerical expenses for forwarding solicitation materials to beneficial owners of our common stock.

Q:	Are our Company’s proxy materials available on the Internet?

A:	Yes. Our Company’s proxy statement for the Annual Meeting and 2020 Annual Report to Shareholders are available at www.proxyvote.com.

Q:	Where can I access the live audio and webcast?

A:

To listen to the live audio and view the meeting slide deck during the meeting, please visit our Investors website: https://investors.regalbeloit.com. To listen to live audio only, by phone, please dial 1-888-317-6003 (toll free) or 1-412-317-6061, and enter passcode 5142596. Those planning to listen to the live audio or view the webcast should connect at least 10 minutes prior to the meeting.

For further questions regarding how to access the Annual Meeting, please contact Investor Relations at 608-361-7530.

As previously noted, the live audio and webcast is being offered as an accommodation to shareholders due to the continuing impact of the COVID-19 pandemic. You will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively in the Annual Meeting. Therefore, to ensure that every vote is counted at the Annual Meeting, we strongly encourage you to vote as instructed in the Notice of Internet Availability of Proxy Materials.

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PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is currently comprised of nine directors with the terms of each director expiring at the Annual Meeting. Our Board has nominated Jan A. Bertsch, Stephen M. Burt, Anesa T. Chaibi, Christopher L. Doerr, Dean A. Foate, Michael F. Hilton, Louis V. Pinkham, Rakesh Sachdev and Curtis W. Stoelting, each of whom is currently serving as a director, for election at the Annual Meeting to serve until the 2022 annual meeting of shareholders and until their successors are duly elected and qualified. We include background information on all of the nominees below.

Upon election, the directors will hold office for a term expiring at the 2022 annual meeting of shareholders and until their successors have been duly elected and qualified. Our Board has established a retirement age of 72 within the Corporate Governance Guidelines and our Company’s Bylaws. Specifically, a director is expected to retire from our Board on the day and hour of the annual shareholders meeting next following his or her 72nd birthday. None of our directors has reached the mandatory retirement age of 72 as of the date of the Annual Meeting.

Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of our Board’s nominees for election as directors. Our Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by our Board.

Our Corporate Governance and Director Affairs Committee periodically reviews and recommends to our Board the qualities, skills and attributes desired in our directors to reflect the unique challenges facing, and business strategies of, our Company. The Corporate Governance and Director Affairs Committee reviews the qualities, skills and attributes of proposed nominees when it makes director nominee recommendations to our Board and compares them against the desired qualities, skills and attributes. Our Board reviews this information when considering proposed nominees.

Some of the challenges and strategies we face in our business, and the corresponding desired qualities, skills and attributes, are described in the following table.

Challenges/Strategies	Desired Qualities, Skills, Attributes
We are a global company with operations and customers around the world

•     Diversity of gender, race, nationality, cultural and/or professional experience

•     Significant international experience

•     Experience as a current or former chief executive officer or chief operating officer, or significant operations experience

We have grown substantially through acquisition, and future acquisitions are one component of our capital deployment strategy	• Business development/M&A experience • Knowledge of investment banking and/or capital markets
Our presence and sales in multiple global jurisdictions and across several business platforms results in a wide variety of transactions in many different currencies	• Experience as a current or former chief financial officer • Expertise in matters of public accounting
We believe that good corporate governance will improve our operating performance and aligns with the interests of our shareholders	• Public company board experience • Knowledgeable in corporate governance
Our industry has numerous unique challenges associated with manufacturing our products as well as conducting our business

•     Knowledge and experience in our industry

•     Current or past experience with manufacturing, including supply chain management and lean principles

•     Experience with having responsibility for the profit and loss of a business/operation

One of the key elements of our strategy is to profitably grow organically by innovating our products around the themes of energy efficiency and disruptive technologies

•     Experience in driving growth with innovative products, systems or services

•     Entrepreneurial experience

•     Expertise in technology, engineering and information technology

•     Commercial expertise, including in sales and marketing and 80/20

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The following sets forth certain information, as of March 5, 2021, about each of our Board’s nominees for election at the Annual Meeting. Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

Nominees for Election at the Annual Meeting:

Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships

Jan A. Bertsch	64	2019

Ms. Bertsch is retired and was most recently the Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc., from 2015–2019. Prior to this role, Ms. Bertsch served as Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation from 2012–2015. Prior to that role, Ms. Bertsch served as Treasurer and then Vice President, Controller and Principal Accounting Officer at BorgWarner, from 2009–2012. Ms. Bertsch also served as Corporate Treasurer and Chief Information Officer at Chrysler LLC and earlier in various roles of increasing responsibility in Finance and Treasury at Ford Motor Company. Ms. Bertsch has a B.S. in Finance from Wayne State University and an M.B.A. from Eastern Michigan University, and she serves as a director of BWX Technologies, Inc. and Meritor, Inc. Among the qualities, skills, and attributes desired by our Board, Ms. Bertsch has

•   CFO experience;

•   Expertise in matters of public accounting;

•   Extensive M&A experience;

•   Gender, ethnic or racial diversity;

•   Innovation / Entrepreneurial experience;

•   Experience in manufacturing;

•   Global experience;

•   Engineering / IT / Technical expertise; and

•   Operating (P&L) experience.

Stephen M. Burt	56	2010

Mr. Burt is the Managing Director of Duff & Phelps (a provider of independent financial advisory and investment banking services). Mr. Burt is currently the leader of the firm’s Mergers and Acquisitions Advisory practice, as well as the President of Duff & Phelps Securities, LLC (a provider of merger and acquisition advisory services), and has been with the company since 1994. Mr. Burt has a B.S. in Finance from Indiana University and an M.B.A. in Finance from DePaul University. Mr. Burt is an NACD Board Leadership Fellow and serves on the Finance Advisory Board in the Driehaus College of Business at DePaul University. Among the qualities, skills, and attributes desired by our Board, Mr. Burt has

•   Extensive M&A experience;

•   Investment banking and capital markets expertise;

•   Experience in our industry;

•   Global experience;

•   Marketing expertise;

•   Operating (P&L) experience;

•   Corporate governance knowledge; and

•   Shareholder / Investor relations experience.

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Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships

Anesa T. Chaibi	54	2014

Ms. Chaibi is an industry advisor in the Industrial and Business Services Group with Warburg Pincus, a leading global private equity firm focused on growth investing. Prior to that role, Ms. Chaibi was the Chief Executive Officer and Director of Optimas OE Solutions, LLC (a global provider of integrated supply chain solutions and engineering support), from 2016-2019. Previously, Ms. Chaibi served as President and Chief Executive Officer of HD Supply Facilities Maintenance, a division of HD Supply Holdings, Inc. (an industrial supplier), from 2005–2015. Prior to this role, Ms. Chaibi held a variety of roles of increasing responsibility within several business units at General Electric from 1989–2005. Ms. Chaibi has a B.S. in Chemical Engineering from West Virginia University and an M.B.A. from the Fuqua School of Business at Duke University. Additionally, Ms. Chaibi is an NACD Board Leadership Fellow. Ms. Chaibi serves as a director of Advanced Drainage Systems, Inc. (a leading global manufacturer of stormwater and onsite septic wastewater management products and solutions), since 2020. Among the qualities, skills, and attributes desired by our Board, Ms. Chaibi has

•   CEO experience;

•   Industrial technology background;

•   Extensive M&A experience;

•   Gender, ethnic or racial diversity;

•   Innovation / Entrepreneurial experience;

•   Experience in manufacturing;

•   Global experience;

•   Engineering / IT / Technical expertise;

•   Marketing expertise;

•   Operating (P&L) experience; and

•   Corporate governance knowledge.

Christopher L. Doerr	71	2003

Mr. Doerr is the Chief Executive Officer of Passage Partners, LLC (a private investment company) and served as the Co-Chief Executive Officer from 2001–2016. In prior roles, Mr. Doerr served as the Co-Chief Executive Officer of Sterling Aviation Holdings, Inc. (an aircraft management and charter company), from 2004–2014; Executive Chairman and Chief Executive Officer of Karl’s Rental, Inc. (a global manufacturer and supplier of portable event structures and related equipment), from 2009–2011; and as the President and Co-CEO of Leeson Electric Corporation, from 1986–2001. Mr. Doerr has served as a director of several privately-held and publicly-traded companies and most recently served as a director of Roadrunner Transportation Systems, Inc. (a transportation and supply chain solutions provider) from 2010 until the spin-off of its Ascent Global Logistics business in 2020. Mr. Doerr serves as a director of Ascent Global Logistics. Among the qualities, skills, and attributes desired by our Board, Mr. Doerr has

•   CEO experience;

•   Industrial technology background;

•   Extensive M&A experience;

•   Public company board experience;

•   Innovation / Entrepreneurial experience;

•   Experience in our industry;

•   Experience in manufacturing;

•   Global experience;

•   Engineering / IT / Technical expertise;

•   Operating (P&L) experience; and

•   Marketing expertise.

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Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Dean A. Foate	62	2005

Mr. Foate is the non-executive Chairman of the Board of Plexus Corporation (an electronics manufacturing services company), a position he has held since 2016. Prior to that, Mr. Foate served as the President and Chief Executive Officer of Plexus Corporation, from 2002–2016, and as the Chief Operating Officer of Plexus Corporation from 2001–2002. Prior to that time, Mr. Foate held other various leadership roles at Plexus Corporation since joining the company in 1984. Mr. Foate has a B.S. in Electrical and Computer Engineering from the University of Wisconsin, and an M.S. in Engineering Management from the Milwaukee School of Engineering. Among the qualities, skills, and attributes desired by our Board, Mr. Foate has

•   CEO experience;

•   Industrial technology background;

•   Extensive M&A experience;

•   Public company board experience;

•   Innovation / Entrepreneurial experience;

•   Experience in manufacturing;

•   Global experience;

•   Engineering / IT / Technical expertise;

•   Marketing expertise;

•   Operating (P&L) experience;

•   Corporate governance knowledge; and

•   Shareholder / Investor relations experience.

Michael F. Hilton	66	2019

Mr. Hilton is retired and most recently was a director and the President and Chief Executive Officer of Nordson Corporation (an engineering and manufacturing company), from 2010–2019. Prior to that, Mr. Hilton served at Air Products and Chemicals, Inc. (a manufacturer of industrial gases), beginning in 1976 in various roles of increasing responsibility, serving most recently as the Senior Vice President and General Manager, Electronics and Performance Materials, from 2007–2010. Mr. Hilton has both a B.S. in Chemical Engineering and an M.B.A. from Lehigh University. Mr. Hilton serves as a director of Lincoln Electric Holdings, Inc., since 2015, and Ryder System, Inc., since 2012. Among the qualities, skills, and attributes desired by our Board, Mr. Hilton has

•   CEO experience;

•   Public company board experience;

•   Shareholder / Investor relations experience;

•   Corporate governance knowledge;

•   Operating (P&L) experience;

•   Experience in manufacturing;

•   Engineering / IT / Technical expertise;

•   Marketing expertise;

•   Industrial technology background;

•   Global experience;

•   Innovation/ Entrepreneurial experience; and

•   Extensive M&A experience.

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Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Louis V. Pinkham	49	2019

Mr. Pinkham joined Regal Beloit Corporation in April 2019 as Chief Executive Officer. Prior to joining the Company, Mr. Pinkham was Senior Vice President of Crane Co. from 2016–2019. Prior thereto, he served in other leadership roles at Crane Co. from 2012–2016. Prior to joining Crane Co., Mr. Pinkham was Senior Vice President and General Manager of the Critical Power Solutions Division, Electrical Group at Eaton Corporation. From 2000–2012, he held successive and increasing roles of global responsibility at Eaton. Prior to joining Eaton, Mr. Pinkham held an Engineering and Quality Manager position at ITT Sherotec and a Process Design Engineer position with Molecular Biosystems, Inc. Mr. Pinkham has a B.S. in Engineering from Duke University, an M.S. in Engineering Management from Northwestern University’s McCormick School of Engineering, and an M.B.A. from Northwestern University’s Kellogg Graduate School of Management. Among the qualities, skills, and attributes desired by our Board, Mr. Pinkham has

•   CEO experience;

•   Extensive M&A experience;

•   Industrial technology background;

•   Public company board experience;

•   Experience in manufacturing;

•   Innovation / Entrepreneurial experience;

•   Global experience;

•   Engineering / IT / Technical expertise;

•   Operating (P&L) experience; and

•   Shareholder / Investor relations experience.

Rakesh Sachdev	65	2007

Mr. Sachdev most recently served as a director and the Chief Executive Officer of Platform Specialty Products Corporation (renamed Element Solutions Inc.) (a global diversified producer of high-technology specialty chemicals); he served as the Chief Executive Officer from 2016-2019 and as a director from 2016-2020. Prior to that role, Mr. Sachdev served as a director and the President and Chief Executive Officer of Sigma-Aldrich Corporation (a leading life science and technology company), from 2010-2015, and as the Vice President and Chief Financial Officer, from 2008-2010. Mr. Sachdev also served in various executive positions at Meritor, Inc. (a global supplier of automotive systems and components) and Cummins Inc. (a global engine and power systems manufacturer). Mr. Sachdev currently is a senior advisor at New Mountain Capital. Mr. Sachdev serves as a director of Avantor, Inc., since 2019, Edgewell Personal Care Company, since 2015, and Axalta Coating Systems Ltd., since 2020. He is a member of the Board of Trustees of Washington University in St. Louis, and in the past served as a board member and Chair of the Federal Reserve Bank of St. Louis. Mr. Sachdev has a B.S. in Mechanical Engineering from the Indian Institute of Technology in New Delhi, India, an M.S. in Mechanical Engineering from the University of Illinois, and an M.B.A. in Finance from Indiana University. Among the qualities, skills, and attributes desired by our Board, Mr. Sachdev has

•   CEO experience;

•   Extensive M&A experience;

•   CFO experience;

•   Expertise in matters of public accounting;

•   Public company board experience;

•   Gender, ethnic or racial diversity;

•   Innovation / Entrepreneurial experience;

•   Investment banking and capital markets expertise;

•   Experience in manufacturing;

•   Global experience;

•   Engineering / IT / Technical expertise;

•   Operating (P&L) experience;

•   Corporate governance knowledge; and

•   Shareholder / Investor relations experience.

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Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Curtis W. Stoelting	61	2005

Mr. Stoelting most recently was a director and the Chief Executive Officer of Roadrunner Transportation Systems, Inc. (a transportation and logistics service provider), from 2017-2020. Prior to that, Mr. Stoelting was the President and Chief Operating Officer of Roadrunner from 2016–2017. Prior to that role, Mr. Stoelting served as the Chief Executive Officer and a director of TOMY International (formerly RC2 Corporation, a designer, producer, and marketer of products for infants and toddlers), from 2003–2013. Prior to that role, Mr. Stoelting served in several leadership roles at RC2 from 1994–2003, including as the Chief Operating Officer and a director beginning in 2000. Mr. Stoelting has a B.A. in Accounting from the University of Illinois and is a Certified Public Accountant. Among the qualities, skills, and attributes desired by our Board, Mr. Stoelting has

•   CEO experience;

•   Extensive M&A experience;

•   CFO experience;

•   Expertise in matters of public accounting;

•   Public company board experience;

•   Investment banking and capital markets expertise;

•   Experience in manufacturing;

•   Innovation / Entrepreneurial experience;

•   Global experience;

•   Marketing expertise;

•   Operating (P&L) experience;

•   Corporate governance knowledge; and

•   Shareholder / Investor relations experience.

OUR BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES.

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BOARD OF DIRECTORS

Corporate Governance Highlights

We believe good governance is one critical element to achieving long-term shareholder value. We are committed to governance policies and practices that serve our and our shareholders’ long-term interests, as well as enable solid risk management and our performance-based focus. The following table summarizes certain highlights of our corporate governance practices and policies:

✓ Annual election of all directors

✓ Majority voting for directors

✓ At least 20% of our Board is female

✓ All standing committees are composed entirely of independent directors

✓ Annual Board and Committee evaluations

✓ Cyclical individual director evaluations

✓ Right of shareholders to call special meetings

✓ No “poison pill”

✓ Share ownership guidelines for directors and executives

✓ Commitment to sustainability

✓ Proxy access right granted to shareholders

Corporate Governance and Independent Directors

Our Board has in effect Corporate Governance Guidelines that, in conjunction with our Board committee charters, establish processes and procedures to help ensure effective and responsive governance by our Board. The Corporate Governance Guidelines are available, free of charge, on our website at www.regalbeloit.com. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

The Corporate Governance Guidelines provide that a majority of the members of our Board must be independent directors under the listing standards of the NYSE. Our Board has also adopted certain categorical standards of director independence to assist it in making determinations of director independence and which are contained in the Corporate Governance Guidelines.

Based on these standards, our Board affirmatively determined by resolution that Ms. Bertsch, Mr. Burt, Ms. Chaibi, Mr. Doerr, Mr. Foate, Mr. Hilton, Mr. Sachdev and Mr. Stoelting have no material relationship with our Company, and, therefore, each is independent in accordance with the NYSE listing standards and with the categorical standards of director independence adopted by our Board. Our Board regularly reviews the continuing independence of the directors.

Code of Business Conduct and Ethics

Our Board has adopted the Regal Beloit Corporation Code of Business Conduct and Ethics (the “Code”), which applies to our directors, officers and employees. The Code is available, free of charge, on our website at www.regalbeloit.com.

Board Leadership Structure

Our Board does not maintain a policy on whether or not the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) should be separate. Our Board reserves the right to vest the responsibilities of the CEO and Chairman in different individuals or in the same individual if, in our Board’s judgment, a combined CEO and Chairman position is in the best interest of our Company. In the circumstance where the responsibilities of the CEO and Chairman are vested in the same individual, or where the Chairman is not considered independent, our Board will designate a Presiding Director from among the independent directors. The position of the Presiding Director, when such position is applicable, rotates periodically among the non-employee directors as determined by our Board upon the recommendation of the Corporate Governance and Director Affairs Committee. The Presiding Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman. The Corporate Governance Guidelines outline the role and responsibilities of the Presiding Director.

Mr. Sachdev has served as the Chairman since the 2019 annual meeting of shareholders. Our Board believes Mr. Pinkham as CEO is best supported by an independent Chairman who has a deep understanding of our business and governance structure, and that the separation of these positions will allow Mr. Pinkham to continue to fully focus his attention on the requirements of the CEO role.

Oversight of Risk Management

Our full Board is responsible for the oversight of our Company’s operational and strategic risk management process. Our Board believes that oversight of risk management belongs at the full Board level rather than with any one particular committee primarily because of the importance of understanding and mitigating risk to the overall success of our Company. In furtherance of our Board’s risk management oversight goals, our Board oversees the work of a Risk and Compliance Committee comprised of senior management and key managers of certain of our Company’s business units and functions around the world. The Risk and Compliance Committee is charged with, among other things, identifying, assessing and developing a mitigation strategy for significant risks that could impact our ability to meet our objectives and execute our strategies.

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The Risk and Compliance Committee identifies and clarifies significant risks (including cybersecurity and sustainability matters) that may impact our Company and assesses those risks, resulting in the establishment of a plan response/mitigation strategy for significant risks. The Risk and Compliance Committee delivers a summary of its activities and findings directly to our CEO, the Audit Committee, and our full Board. The summary is also used by our management team as part of our disclosure controls and procedures to ensure that information regarding material risks applicable to our Company are appropriately disclosed in our public filings.

While our Board has determined to maintain responsibility for oversight of risk management, it relies on our Audit Committee to address significant financial risk exposures facing our Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board. Our Board also relies on our Compensation and Human Resources Committee to address significant risk exposures facing our Company with respect to compensation programs and incentives, also with appropriate reporting of these risks to be made to the full Board. Our Board’s role in our Company’s risk oversight has not affected our leadership structure.

Executive Sessions

Our Board will have at least four regularly scheduled meetings per year at which the non-employee directors will meet in executive session without members of our management being present, and at least one regularly scheduled meeting per year at which the independent directors will meet in executive session without members of management or other directors present. The non-employee directors may also meet without management present at such other times as they determine appropriate. Members of our Company’s senior executive management who are not members of our Board will participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of our Board.

Communications with our Board

Shareholders and other interested parties may communicate with the full Board, the Chairman, non-management directors as a group or individual directors by delivering a written communication to Regal Beloit Corporation, Attention: Board of Directors, 200 State Street, Beloit, Wisconsin 53511, or by sending an e-mail communication to board.inquiry@regalbeloit.com. The communications should be addressed to the specific director or directors whom the shareholder or interested party wishes to contact and should specify the subject matter of the communication. Our Company’s Secretary will deliver appropriate communication directly to the director or directors to whom it is addressed. The Secretary will generally not forward to the director or directors communication that he determines to be primarily commercial in nature or concerns our day-to-day business activities, or that requests general information about our Company.

Concerns about accounting or auditing matters or possible violations of the Code should be reported pursuant to the procedures outlined in the Code, which is available on our website at www.regalbeloit.com.

Committees

We have three standing committees of our Board: Audit Committee, Compensation and Human Resources Committee, and Corporate Governance and Director Affairs Committee. Ad hoc committees are created for specific purposes from time to time. Each committee is appointed by and reports to our Board. Our Board has adopted, and may amend from time to time, a written charter for each of the standing committees. Copies of each of these charters are available free of charge on our website at www.regalbeloit.com.

Audit Committee. The Audit Committee consists of Mr. Burt (Chairperson), Ms. Bertsch and Mr. Hilton. Each of the members of the committee is independent as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”). Our Board determined that each of Mr. Burt, Ms. Bertsch and Mr. Hilton qualify as an “audit committee financial expert” as defined in SEC rules and meets the expertise requirements for audit committee members under the NYSE listing standards. The principal functions performed by the Audit Committee, which met four times in 2020, are to assist our Board in monitoring the overall quality of our Company’s financial statements and financial reporting, our independent registered public accounting firm’s qualifications and independence, our accounting controls and policies, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, compensate and terminate our independent registered public accounting firm and to approve the compensation paid to our independent registered public accounting firm. The Audit Committee has presented to shareholders for ratification at the Annual Meeting its selection of our independent registered public accounting firm for 2021. See “Proposal 3: Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for the Year Ending January 1, 2022.”

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Compensation and Human Resources Committee. The Compensation and Human Resources Committee consists of Ms. Chaibi (Chairperson), Ms. Bertsch and Mr. Sachdev. Each of the members of the Compensation and Human Resources Committee is independent as defined by the NYSE listing standards. The principal functions of the Compensation and Human Resources Committee, which met five times in 2020, are to help develop our overall compensation philosophy; administer our incentive compensation plans (including our equity incentive plans); determine and approve the compensation of the Chief Executive Officer and the other principal corporate officers; review and monitor succession and leadership development planning; and review, formulate, recommend and administer short- and long-range compensation programs for the principal corporate officers and key employees. A more complete description of our Compensation and Human Resources Committee’s practices can be found in the Compensation Discussion and Analysis section of this proxy statement. The Compensation and Human Resources Committee from time to time uses independent compensation consultants to assist the committee in the performance of its responsibilities. As part of its evaluation of potential compensation consultants, the committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards. After selecting an independent compensation consultant, the committee periodically meets with that consultant throughout the year at such times as the committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation. In 2020, the committee selected Willis Towers Watson PLC to serve as its independent compensation consultant.

Corporate Governance and Director Affairs Committee. The Corporate Governance and Director Affairs Committee consists of Mr. Stoelting (Chairperson), Mr. Doerr and Mr. Foate. Each of the members of the Corporate Governance and Director Affairs Committee is independent as defined by the NYSE listing standards. The principal functions of the Corporate Governance and Director Affairs Committee, which met five times in 2020, are to develop and recommend to our Board a set of corporate governance principles applicable to our Company, including matters of Board organization, membership, compensation, independence and function, and committee structure and membership; take a leadership role in shaping our corporate governance; identify directors qualified to serve on the committees established by our Board; and to recommend to our Board the members and the chairperson for each committee to be filled by our Board. This Committee also serves as the nominating committee of our Board and is responsible for identifying individuals qualified to become directors (consistent with the criteria approved by our Board) and to recommend candidates for all directorships to be filled by our Board or by our shareholders.

Nominations of Directors

In 2017, our Board amended and restated our Company’s Amended and Restated Bylaws to implement proxy access. Proxy access is provided to a shareholder, or a group of up to 20 shareholders, owning at least 3% of our Company’s outstanding common stock continuously for at least three years. Eligible shareholders are permitted to nominate up to 20% of the total number of directors, rounded down to the nearest whole number (but not less than two), provided that the shareholders and nominees satisfy the requirements specified in the bylaws. Nominating shareholders are required to satisfy certain informational and procedural requirements, including (i) that such shareholders do not have an intent or objective to influence or change control of our Company and (ii) that their nominees will not have entered into any agreements as to how they will vote or act on different matters. Under the bylaws, we must receive notice of a shareholder’s director nomination for the 2022 annual meeting of shareholders pursuant to the proxy access bylaw provision no sooner than October 19, 2021 and no later than November 18, 2021. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2022 annual meeting of shareholders.

The Corporate Governance and Director Affairs Committee will also consider persons recommended by shareholders to become nominees for election as directors in accordance with the criteria set forth in the Corporate Governance Guidelines under the heading “The Directors-Qualifications.” The Corporate Governance and Director Affairs Committee will only review recommendations for director nominees from any shareholder or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding shares of our common stock for at least one year as of the date that the recommendation is made. Recommendations with respect to the 2022 annual meeting of shareholders must be submitted by November 18, 2021 for the recommendation to be considered by the Corporate Governance and Director Affairs Committee.

In identifying and evaluating nominees for director, the Corporate Governance and Director Affairs Committee believes that all directors should be financially literate and must be committed to understanding our Company and its industry, and must also possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders. Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to our activities. Directors should also be inquisitive and have an objective perspective, practical wisdom and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time.

While the Corporate Governance and Director Affairs Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, the Committee does consider diversity of viewpoint, background, industry knowledge and perspectives, as well as ethnic and gender diversity, as part of its overall evaluation of candidates for director nominees. Specifically, our criteria for director nominees, included as Appendix A to our Corporate Governance Guidelines, provide that directors should be selected so that our Board represents diverse backgrounds and perspectives.

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For a timely recommendation submitted by a shareholder to be considered by the Corporate Governance and Director Affairs Committee, the candidate recommended by a shareholder must be “independent” as defined in the NYSE independence standards and SEC regulations, and meet the minimum expectations for a director set forth in our Company’s Corporate Governance Guidelines. The Corporate Governance and Director Affairs Committee will have sole discretion whether to nominate an individual recommended by a shareholder. As to any candidate identified by the Corporate Governance and Director Affairs Committee to become a nominee, the candidate must possess the requisite qualifications, although the Corporate Governance and Director Affairs Committee need not require such nominee to be independent. Nevertheless, we strive to have all directors, other than those directors who are current or former members of our management, be independent as defined by the NYSE independence standards and SEC regulations.

Sustainability

We believe that positive environmental, social and governance-related business practices strengthen our Company, increase our connection with our stakeholders and help us better serve our customers and the communities in which we operate. We believe that sustainability goes beyond compliance and extends to worker health and safety, the environment, anti-corruption and trade compliance, responsible sourcing, human rights and labor practices, among other things. At Regal, we believe that decreasing our footprint and increasing our handprint are creating a better tomorrow. Our Sustainability Report is available on our website at sustainability.regalbeloit.com. Our full Board takes responsibility for the oversight of our sustainability business practices and related risks and opportunities.

Among the ways in which we have demonstrated our commitment to sustainability are the following:

•	Our growth strategy is aligned with developing environmentally-friendly solutions for our customers, including innovative products that reduce water usage, energy consumption, wastewater discharge, sound levels, and workplace injuries.

•	Our formal environmental, health, safety and sustainability program, called our Compliance Citizenship Review, helps us to systematically decrease our footprint, and we assess progress at each of our sites at least twice a year.

•	We contribute to the communities where we live and work by supporting local charitable organizations and contributing a significant number of volunteer hours.

•	We foster a strong corporate culture that promotes the highest standards of ethics and compliance for our business, including the Code that sets forth principles to guide the conduct of our directors, officers and employees.

•	We maintain an Integrity Alert Line whereby suspected violations of the Code can be reported via phone or the web on a confidential basis and are investigated.

•	We are committed to continually improving workplace safety through our “zero harm” expectation.

•	We invest in training and continuous improvement activities through the Regal Business System to enable our safety programs and drive improvements in safety, quality, delivery, cost, growth and sustainability.

•	We have global anti-corruption and third-party engagement policies and conduct regular audits and assessments of our business partners.

•	We are an equal opportunity employer, emphasizing inclusion and committed to maintaining a workplace free of harassment and discrimination.

•	We strive to create a work environment that allows all associates to feel valued for their unique backgrounds, perspectives, and experiences, while also having a strong sense of belonging as a member of our team.

•	We strive to create diverse, equal and inclusive workplaces where all Regal associates have the opportunity to achieve their full potential.

•	We are committed to increasing the diversity of our global workforce.

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Policies and Procedures Regarding Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director or a person who has a greater than 5% beneficial ownership, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•	a “related person transaction” generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

The related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of our Company responsible for a proposed related person transaction must notify our General Counsel of certain information relating to proposed related person transactions. If our General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then he will submit the transaction to the Corporate Governance and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson. The committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of our Company and our shareholders. The chairperson is required to report to the committee at the next committee meeting any approval granted under the policy.

The policy also provides for ongoing review by the General Counsel of any amounts paid or payable to, or received or receivable from, any related person. Additionally, at least annually, the Corporate Governance and Director Affairs Committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from us of more than $60,000. Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of our Company and our shareholders to continue, modify or terminate the related person transaction.

If any of our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified under the policy, then the transaction must be disclosed to the Corporate Governance and Director Affairs Committee or its chairperson. The committee or the chairperson must then determine whether to ratify, amend or terminate the related person transaction, or take any other appropriate action. If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

In 2020, there were no proposed, pending or ongoing related person transactions subject to review by the Corporate Governance and Director Affairs Committee under the policy.

Meetings and Attendance

Our Board held ten meetings in 2020. Each director attended at least 75% of the aggregate of (a) the total number of meetings of our Board and (b) the total number of meetings held by all committees of our Board on which the director served during 2020, in each case during the period in which the director was serving on our Board or the applicable committee.

Directors are generally expected to attend our annual meeting of shareholders each year. In 2020, we encouraged all of our directors to instead participate in the meeting remotely out of consideration for their, and our shareholders’ and other participants’, health and safety during the COVID-19 pandemic. Due to the continuing impact of COVID-19, this year we will again provide our directors who stand for election at the Annual Meeting the option of participating in such meeting remotely.

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STOCK OWNERSHIP

Management

The following table sets forth information, as of March 5, 2021, regarding beneficial ownership of our common stock by each director and nominee, each of our current named executive officers as set forth in the Summary Compensation Table, and all of the directors and current executive officers as a group. As of March 5, 2021, no director or executive officer beneficially owned one percent or more of our common stock. On that date, the current directors and executive officers as a group beneficially owned less than 1% of our common stock. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)	Restricted Stock Units(4)
Jan A. Bertsch	972	2,035
Stephen M. Burt	17,536	2,035
Anesa T. Chaibi	8,838	2,035
Christopher L. Doerr	13,049	2,035
Dean A. Foate	18,436	2,035
Michael F. Hilton	423	2,035
John C. Kunze	13,164	4,093
Jerry R. Morton	15,202	3,975
Louis V. Pinkham	29,847	35,824
Robert J. Rehard	16,134	9,996
Rakesh Sachdev	19,536	2,035
Jonathan J. Schlemmer, former Chief Operating Officer(5)	0	0
Curtis W. Stoelting	29,543	2,035
Thomas E. Valentyn	22,443	7,689
All current directors and executive officers as a group (17 persons)	287,903	92,283

(1)	Includes shares subject to currently exercisable rights to acquire common stock and options exercisable within 60 days of March 5, 2020 as follows: Mr. Kunze, 5,624 shares, Mr. Morton, 11,158 shares, Mr. Pinkham, 15,411 shares, Mr. Rehard, 12,774 shares and Mr. Valentyn, 17,472 shares; and all current directors and executive officers as a group, 130,564 shares.

(2)	The amount shown for Mr. Kunze includes 7,174 shares held in the John C. and Sharon A. Kunze Revocable Trust over which Mr. Kunze retains sole voting and investment power during his lifetime.

(3)	The amount shown for Mr. Stoelting includes 9,202 shares held in the Curtis W. Stoelting 1994 Revocable Trust over which Mr. Stoelting retains sole voting and investment power during his lifetime and 805 shares held by Mr. Stoelting’s children, over which he retains investment power.

(4)	This column includes shares of restricted stock or restricted stock units that are subject to forfeiture until they vest on either the first, second, or the third anniversary of the date of grant pursuant to the terms of the applicable vesting schedule.

(5)	The amount shown for Mr. Schlemmer is based on his last known direct share balance, as reported on his most recent Form 4 filed with the SEC on November 8, 2019, less his unvested restricted stock unit balance at that time, and the acceleration and vesting of 6,112 restricted stock units pursuant to his Retirement Agreement, dated December 27, 2019.

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Other Beneficial Owners

The following table sets forth information, as of December 31, 2020 or otherwise, as noted, regarding beneficial ownership by the only persons known to us to own more than 5% of our outstanding common stock. The beneficial ownership information set forth below has been reported on filings made on Schedule 13G with the SEC by the beneficial owners.

	Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
AllianceBernstein L.P. (1) 1345 Avenue of the Americas New York, NY 10105	1,901,104	0	2,179,974	44,661	2,224,635	5.5

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,226,770	0	3,363,778	0	3,363,778	8.3

Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,432,848	0	2,487,700	0	2,487,700	6.1

FMR LLC(4) 245 Summer Street Boston, MA 02210	332,469	0	4,282,919	0	4,282,919	10.5

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	0	27,525	3,766,001	61,110	3,827,111	9.4

(1)	This information is based on a Schedule 13G/A filed with the SEC by AllianceBernstein L.P. on February 8, 2021.

(2)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 1, 2021.

(3)	This information is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 16, 2021.

(4)	This information is based on a Schedule 13G filed with the SEC by FMR LLC on February 8, 2021.

(5)	This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2021.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides detailed information about our compensation programs for our named executive officers (“NEOs”) for fiscal 2020. As was the case for many other companies, our NEO compensation programs were significantly impacted in fiscal 2020 by the global COVID-19 pandemic. The executive compensation-related actions that occurred in response to COVID-19 are described below under the headings “Base Salaries,” “Annual Cash Incentives,” and “Long-Term Incentives.”

Executive Compensation Philosophy

What is your compensation philosophy?

Our overall compensation philosophy is summarized as follows:

•	The compensation of our NEOs should be structured so that their interests are aligned with the long-term interests of our shareholders. We have a pay-for-performance philosophy, meaning that we will pay higher compensation, in particular higher incentive compensation, to the NEOs when the performance of the Company delivers incremental value to the shareholders.

•	To further align our NEOs’ interests with the interests of our shareholders, and to reinforce our pay-for-performance philosophy, we believe our NEOs should have the opportunity to earn above-median total compensation if the Company performs well, and should earn below-median total compensation if it does not.

•	In order to attract and retain talented executives, we believe we should offer overall compensation levels that are competitive in the marketplace. As a result, we seek to set compensation levels so that our NEOs can earn total compensation at approximately the median level compared to similarly situated executives in our peer group. We consider compensation within a 15% range above or below the fiftieth (50th) percentile of peer group data to be at approximately the median level.

We believe this to be a reasonable approach to executive compensation.

Do you consider the results of the shareholders’ “say on pay” vote in your philosophy and in determining compensation?

Yes. Each year we and the Compensation and Human Resources Committee of the Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) evaluate the results of our shareholders’ non-binding vote on our NEOs’ compensation (the “say on pay” vote) and consider other shareholder inputs to determine whether our shareholders believe we need to change our compensation philosophy or practices. Most recently, in April 2020, our shareholders supported our NEOs’ compensation with more than 93% of votes cast in favor. Consistent with this strong vote of shareholder approval, we took care, in considering changes to our executive compensation philosophy and programs, to retain all key elements of our continuing commitment to pay for performance.

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What compensation policies and practices reflect your compensation philosophy?

What We Do
Pay-for-Performance (pages 19-21)
Balance Long-Term and Short-Term Incentives (pages 25-26)
Use Multiple Performance Metrics, Including a Relative Metric, for Incentive Compensation (pages 27-32)
Benchmark Compensation Against an Appropriate Peer Group (page 24)
Maintain a Clawback Policy (page 58)
Monitor for Risk-Taking Incentives (pages 58-59)
Maintain Stock Ownership Requirements (page 35)
Prohibit Hedging, Pledging and the Like (page 35)
Limit Perquisites (page 34)
Engage an Independent Compensation Consultant (pages 23-24)
Hold Executive Sessions at Each Committee Meeting

What We Do Not Do

X	No New Agreements With Gross-Ups for Taxes (page 36)
X	No “Single Trigger” Severance Agreements (page 35)
X	No Repricing of Options
X	No Guaranteed Bonuses or Salary Increases

Did the NEOs’ compensation in 2020 align with corporate performance and the creation of shareholder value?

We believe our executive compensation in fiscal 2020 aligned well with the objectives of our compensation philosophy and with our corporate performance. 2020 was a challenging year due to impacts on our business related to the COVID-19 pandemic, including government-mandated plant closures in certain regions where we operate, weakened demand in most of our end markets, increased spending on and significant time and effort dedicated to health and safety measures to help protect our associates, and supply chain disruptions. The impact of the pandemic on our business was most severe in the second quarter. Like many other companies, we responded to the pandemic’s impact by proactively putting a number of actions in place to minimize controllable expenses, including delaying our annual merit increases, and temporary pay reductions and furloughs across our workforce. The sacrifices that our associates made during the second quarter helped position the Company to make a solid recovery during the second half of 2020. Importantly, we not only discontinued furloughs and returned base pay to pre-pandemic levels for all of our associates, including our NEOs, by the end of the second quarter, but we were also able to reward our associates for their sacrifices during the pandemic by implementing our delayed merit increases during the third quarter

Even in the face of the unprecedented challenges presented by the COVID-19 pandemic, we had a strong year. We decreased trade working capital by $40.6 million (driven primarily by reduced accounts receivable), and increased our adjusted operating profit margin to 11.6%, improving on historical performance in each of these areas. We also achieved total shareholder return of 43%, which stood out among our peers. Additionally, the Company continued its practice of paying a dividend every quarter, which it has done without interruption since January 1961.

In 2020, our Company also achieved adjusted earnings per share of $5.77, generated free cash flow to adjusted net income of 190.3%, and achieved total Company sales of $2.907 billion. Those operating results and the other factors described below under “Annual Cash Incentives” led our Committee to approve annual cash incentives under our Incentive Compensation Plan (“ICP”) at 119.6% of target for fiscal 2020 for the portion of our NEOs’ annual cash incentives that is attributable to total Company performance. Whereas our NEOs who are corporate officers, Mr. Pinkham, Mr. Rehard and Mr. Valentyn, have their annual cash incentives based 100% on total Company performance measures, our NEOs who are presidents of our operating segments, Mr. Kunze and Mr. Morton, have their annual cash incentives based only 40% on total Company performance, with the remaining 60% based on segment-level measures and results. The ICP performance measures applicable to our NEOs are described further below under “What were the ICP performance measures for 2020? How did you determine the target for each measure?”, and the Committee’s determination of the annual cash incentives is described further below under “What were the NEOs’ target cash incentive amounts for 2020 and how much did they earn?”

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Our Committee also approved the payout of shares under our performance share unit (“PSU”) awards that we granted in 2018 with a performance period of 2018-2020 at a level of 118% of target based on our achievement of total shareholder return of 200% and return on invested capital (“ROIC”) of 35% over the three-year performance period. The Committee-approved payout of 118% of target does not reflect any discretionary adjustments in light of COVID-19.

We believe the compensation of our NEOs aligns well with our performance, but we also believe that this alignment is not always reflected in the Summary Compensation Table in the same way we view the alignment for our internal purposes. This is because the Summary Compensation Table values are required by Securities and Exchange Commission rules to include the full grant date fair value of equity awards in the year the awards are granted. The grant date fair value is an accounting value that projects the potential value of awards based on assumptions about, among other things, certain future events. The grant date fair value is different from the economic value of the awards to our NEOs, which may be lower or higher than the grant date fair value depending on the price of our common stock. For this reason, we are including in this proxy statement, as a supplement to the required Summary Compensation Table, a comparison of our NEOs’ realizable pay for 2020 with their total compensation as shown in the Summary Compensation Table. This year, as a result of the strong performance of our stock price compared to our peers, our NEOs’ total realizable compensation is higher than the total compensation reflected in the Summary Compensation Table.

Name and Principal Position	2020 Summary Compensation Table Total Compensation ($)	2020 Total Realizable Compensation ($)
Louis V. Pinkham Chief Executive Officer	6,402,153	9,484,764

Robert J. Rehard Vice President, Chief Financial Officer	2,185,144	2,985,754

Jonathan J. Schlemmer Former Chief Operating Officer (Through January 31, 2020)	2,175,022	2,175,022

Thomas E. Valentyn Vice President, General Counsel and Secretary	1,466,301	1,946,684

John C. Kunze President, Climate Solutions segment	1,179,946	1,660,329

Jerrald R. Morton President, Power Transmission Solutions segment	1,188,612	1,589,052

The 2020 total realizable pay disclosure in the table above is the same as the 2020 compensation shown in the Summary Compensation Table except that the equity-based compensation that we granted during 2020 is valued based on the price of our common stock at fiscal year-end and, in the case of PSUs, the relevant performance trend at fiscal year-end. Specifically, restricted stock units (“RSUs”) are valued as the product of the number of shares granted to the NEO during the year multiplied by the year-end stock price, assuming for purposes of this disclosure that the grants were vested. Stock appreciation rights (“SARs”) are valued as the product of the number of rights granted to the NEO during the year multiplied by the excess, if any, of the year-end stock price over the grant price of the rights, assuming for purposes of this disclosure that the grants were vested. PSUs are valued using 200% of the target number of shares that we granted to each NEO during 2020 (which is approximately the number of shares that would vest if our total relative total shareholder return for the entire applicable performance period is the same as it was at the end of 2020), multiplied by the year-end stock price. The 2020 total realizable pay disclosure in the table above does not include equity-based compensation granted in prior years that was paid or became payable in 2020.

This section includes non-GAAP financial measures. Descriptions of why we believe these non-GAAP financial measures are useful and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in our earnings release for fiscal year 2020.

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Since you have a pay-for-performance compensation philosophy, what percentage of your NEOs’ target compensation was “at risk” in 2020?

To focus on both our short and long-term success, our NEOs’ target compensation includes a significant portion—more than 73% on average—that is “at risk” because the value of such compensation is determined based on the achievement of specified results or subject to forfeiture. This “at risk” compensation includes compensation elements intended to reward the achievement of both short- and long-term financial goals. If such goals are not achieved, then performance-related compensation will decrease. If goals are exceeded, then performance-related compensation will increase.

Payments under the ICP are “at risk” because the payments are dependent on achievement of one-year performance goals. In addition, compensation paid in the form of equity awards, such as RSUs, SARs and PSUs, instead of cash is at-risk because its value varies with changes in the stock price. By creating a total compensation package where a considerable percentage is paid in equity awards that are subject to vesting over multiple years or dependent on achieving multi-year performance goals, our NEOs have a significant stake in our long-term success and gain financially along with our shareholders.

As shown in the following charts, in fiscal 2020, 81% of the CEO’s target compensation and, on average, 65% of the other currently serving NEOs’ target compensation was at risk. The chart describing the percentage of our other NEOs’ target compensation that was at risk does not include Mr. Schlemmer, who retired as of January 31, 2020. For purposes of this disclosure, target compensation includes base salary, target annual incentive awards, grant date fair value of equity awards, change in pension value and all other compensation.

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Did you make changes to your compensation program for your NEOs in 2020?

The Committee adopted changes to our compensation program for our NEOs for 2020 to place greater emphasis on those performance measures that we believe most directly reflect our financial performance and strategic objectives and more closely align with competitive market practice. Many of these changes were implemented as part of a continuing philosophical shift toward driving further alignment between NEO compensation and Company performance and away from the emphasis previously placed predominately on retention. Specifically, for 2020, we implemented the following changes:

•	For the portion of our NEOs’ 2020 ICP payout based on total company performance, the Committee established performance measures based on adjusted earnings per share (weighted 65%), free cash flow (weighted 20%) and revenue for our Power Transmission Solutions and Climate Systems operating segments (weighted 15%), rather than, as in 2019, sales growth and adjusted operating profit as a percentage of sales (together weighted 75%) as well as working capital as a percentage of sales (weighted 25%). We selected these performance measures as we consider them to be three fundamental operational metrics of our business for 2020 that, when improved, would increase shareholder value.

•	For all of our NEOs, any amounts earned with respect to the 2020 ICP were paid in a single payment following the end of the applicable performance period, rather than conforming to the past practice of paying the above-target amount in three future installments. We made this change to further align the design of the 2020 ICP with typical market practice.

•	The proportion of overall long-term incentive target value represented by each form of award granted to our NEOs in 2020 was 50% PSUs, 25% SARs and 25% RSUs, rather than, as in 2019, 33% PSUs, 34% SARs and 33% RSUs. This change was intended to further emphasize the achievement of objective long-term performance metrics.

•	The RSUs granted in 2020 vest ratably over the first three anniversaries of the grant date, rather than, for the RSUs granted in 2019, 100% on the third anniversary of the grant date. This change was intended to better align our RSU design with competitive market practices.

•	The SARs granted in 2020 vest ratably over the first three anniversaries of the grant date, rather than, for the SARs granted in 2019, 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. This change was intended to better align our SAR design with competitive market practices.

•	The PSUs granted in 2020 are weighted solely on a performance metric of total shareholder return, or TSR, rather than, for the PSUs granted in 2019, 50% on TSR and 50% on ROIC. This change was partially in response to the difficulty in setting credible ROIC targets during the height of the COVID-19 pandemic, and increased emphasis on TSR was intended to further align the interests of our executives with our shareholders during an uncertain economic environment.

The Committee also amended our Supplemental Defined Contribution Retirement Plan effective January 1, 2020 to provide for full vesting after three years of service rather than after reaching age 58 with 10 years of service.

Have you made changes to your compensation program for your NEOs that will apply in 2021?

The Committee adopted changes to our compensation program for our NEOs for 2021 to place greater emphasis on those performance measures that we believe most directly reflect our financial performance and more effectively drive strategic objectives while remaining closely aligned with competitive market practice. Specifically, for 2021, we implemented the following changes:

•	For the portion of our NEOs’ 2021 ICP payout based on total company performance, the Committee established performance measures based again on adjusted earnings per share (but adjusted the weighting of that metric from 65% in 2020 to 60% in 2021), free cash flow (weighted 20% in both 2020 and 2021), as well as a new policy deployment metric (weighted 20%) to replace the revenue metric used in 2020. The total company policy deployment metric is determined based on a weighted average of our four operating segments’ results for the policy deployment metric. The shift to a policy deployment metric further aligns ICP payout with each operating segment’s strategic goals, our Regal Business System, and our organization-wide focus on 80/20 and lean processes.

•	For our NEOs who are presidents of our operating segments, the policy deployment metrics also replaced the revenue metric used in 2020, but this new metric will be tailored by each operating segment based on one or more segment-specific strategic objectives, including sales growth, on-time delivery and/or gross margin improvement.

•	The ROIC metric related to the PSUs granted in 2021 will be established such that the ROIC target for the first year and for the cumulative three-year period will be established at the time of grant, and the ROIC targets for years two and three of the performance period will be established, respectively, on the first and second anniversaries of the grant. The payout will be based 25% on performance against the cumulative target and 25% each on annual performance against the three annual targets. This change represents a return to measuring ROIC in our PSU program, and the revised annual target-setting approach was in order to set more actionable performance targets based on current business performance.

•	The TSR threshold for payout on the PSUs granted in 2021 will remain at the 25th percentile, while the amount of the payout will progress from 25% at the 25th percentile to 100% at the 50th percentile and from 100% at the 50th percentile to 200% at or above the 75th percentile.

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Setting Executive Compensation

What is the role of the Board in setting NEOs’ compensation?

The Board’s primary roles in setting our executive compensation are:

•	to annually review and consider our compensation philosophy;

•	to appoint the members of the Committee; and

•	to review and approve certain recommendations of the Committee relating to compensation.

The Committee consists entirely of independent directors who are “non-employee directors” for purposes of the Securities Exchange Act of 1934. The current members of the Committee are Ms. Chaibi (Chairperson), Ms. Bertsch and Mr. Sachdev.

What is the role of the Committee in setting NEOs’ compensation?

The Committee is responsible for determining the components of our executive compensation program, consistent with the compensation philosophy determined by our Board, and the executive compensation packages offered to our NEOs. The Committee determines executive salaries, administers the ICP, administers our long-term equity incentive plans and makes awards under the plans.

The Committee reviews data from market surveys and proxy statements from our established peer group and retains an independent compensation consultant to assess our competitive position with respect to total executive compensation.

The Committee takes various factors into account in setting compensation levels and does not use a formulaic approach, but generally seeks to closely align target total direct compensation (i.e., the sum of base salary, target annual cash incentive opportunity and target long-term incentives) with the peer group and survey median.

What is the role of the CEO in setting NEOs’ compensation?

In its decision-making process, the Committee receives and considers the recommendations of our CEO with respect to compensation to be paid to our NEOs other than himself. Our CEO makes no recommendation with respect to his own compensation.

Does the Committee use an independent compensation consultant to help in setting NEOs’ compensation?

Yes. The Committee periodically solicits proposals from independent compensation consultants to assist the Committee in the performance of its responsibilities. As part of its evaluation of potential compensation consultants, the Committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards. After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.

Willis Towers Watson served as the Committee’s independent compensation consultant for 2020. In July 2020, the Committee reviewed the independence of Willis Towers Watson and the individual representatives of Willis Towers Watson who served as the Committee’ consultants, including considering factors contained in applicable SEC rules and NYSE listing standards.

During 2020, our management separately engaged Willis Towers Watson to provide insurance brokerage services. The personnel who performed the insurance brokerage services operated separately and independently of the Willis Towers Watson personnel who performed compensation consulting services for the Committee. Willis Towers Watson has advised the Committee of a number of policies it maintains to ensure that the compensation consulting advice provided to the Committee is not influenced by the insurance brokerage services, including the following:

•	Individuals who are not part of the compensation consulting team are precluded from involvement in the development of recommendations regarding the compensation of our executive officers and directors.

•	Compensation consultants who advise the Committee on director and executive officer compensation may not serve in broader relationship-management roles for us.

•	The compensation paid to Willis Towers Watson compensation consultants is not tied to the fees paid, or to the expansion of fees paid, by us for insurance brokerage services.

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The Committee concluded, based on the evaluation and factors described above, that Willis Towers Watson was and remains independent.

How did the compensation consultant help the Committee in setting NEOs’ compensation for 2020?

In setting compensation for 2020, the Committee directed Willis Towers Watson to assemble compensation data for our NEOs and compare the data against aggregated peer group proxy data and general industry survey data for persons holding similarly situated positions in our peer group.

The Committee’s policy is generally to review the composition of the peer group we use for this purpose every year for potential changes in light of acquisitions, changes in comparable revenue size, or other factors it deems appropriate.

In reviewing our peer group for potential updates in 2020, the Committee selected companies that it believed to be comparable to our Company by generally using the following criteria:

•	Comparable revenue (target companies with annual revenues ranging from approximately 0.5 to 2.0 times our annual revenues and with an overall median revenue that approximates ours);

•	Compete in an industry similar to ours and/or have the level of complexity and business model similar to ours; and

•	Contains companies that we compete with for executive talent.

For 2020, the 19 companies in our peer group for purposes of NEO benchmarking were:

A.O. Smith Corp.	Altra Industrial Motion Corp.	Barnes Group Inc.
Crane Co.	Curtiss-Wright Corporation	Flowserve Corp.
Kennametal Inc.	Leggett & Platt, Inc.	Lennox International, Inc.
Lincoln Electric Holdings Inc.	Littelfuse, Inc.	Owens Corning
Pentair plc	Rexnord Corp.	Snap-on Incorporated
Terex Corporation	The Timken Co.	Valmont Industries, Inc.
Xylem Inc.

The Committee approved replacing eight of the companies in our 2019 peer group – AMETEK, Inc., Carlisle Companies Inc., Colfax Corporation, Donaldson Company, Inc., Dover Corporation, Hubbell Incorporated, ITT Inc. and Rockwell Automation, Inc. – with seven new companies – A.O. Smith Corp., Altra Industrial Motion Corp., Barnes Group Inc., Curtiss-Wright Corporation, Leggett & Platt, Inc., Littelfuse, Inc. and Snap-on Incorporated. The Committee approved these replacements because it determined that the seven new companies were more appropriate peer companies than the eight companies they replaced based on a peer of peers analysis, revenue size, relative market capitalization, pay structure and product portfolio.

During 2020, Willis Towers Watson benchmarked our executive compensation opportunities using (i) the above-referenced peer group as the primary benchmark for our Chief Executive Officer, Vice President, Chief Financial Officer and Vice President, General Counsel positions and (ii) general industry data from Willis Towers Watson’s Executive Compensation Survey as an additional benchmark for our Chief Executive Officer, Vice President, Chief Financial Officer and Vice President, General Counsel positions, and as the only benchmark for our NEOs who are presidents of our operating segments.

In reviewing and analyzing these data, Willis Towers Watson considered information for each NEO position with respect to the following elements of compensation:

•	Base salary;

•	Target annual cash incentive under the ICP;

•	Target total cash compensation (salary and target annual cash incentive);

•	Target of annual long-term incentives at grant-date value; and

•	Target total direct compensation (sum of target cash and target long-term incentives).

In keeping with the Committee-approved methodology, Willis Towers Watson analyzed each element of target total direct compensation for our NEOs compared to the market median from the two different data sources. Willis Towers Watson reported on the methodology that it used in its analysis and provided a summary of its findings and its observations on our programs relative to the data and market trends in executive compensation. In connection with this review, Willis Towers Watson also analyzed our annual share utilization rate and dilution relative to market practice.

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As a result of our 2020 review, the Committee approved increases to target total direct compensation for our NEOs who are presidents of our operating segments. The Committee determined that these increases were consistent with our compensation philosophy, because they were competitive within the marketplace and they appropriately reflected the additional responsibilities our segment presidents assumed when they were promoted to executive officers of the Company in 2020.

During 2020, the Committee also reviewed market data relating to perquisites provided to our NEOs using the same peer group and general industry survey data provided by Willis Towers Watson discussed above. Consistent with prior years, we continued to limit the perquisites that we provide our NEOs.

The Elements of Total Compensation

We achieve our executive compensation objectives through the following ongoing programs. All of our NEOs participate in these programs except as otherwise noted below.

Program	Description	Participants	Principal Objectives
Annual Cash Compensation
Base Salary	Annual cash compensation	All employees	Competitive practices Individual contribution
ICP Annual Cash Incentive

Annual cash incentive with target awards established at each employee level

Payments can be higher (subject to a cap) or lower than target, based on Company results

Amounts earned are paid in a single payment following the end of the applicable performance period

		All executive officers and key employees	Drive superior performance • Across total Company • Across operating segments Competitive practices Shareholder alignment
Long Term Incentive Programs
Long-Term Incentive (“LTI”) Equity Awards	Long-term incentive awards paid in SARs, RSUs and PSUs	All executive officers and key employees	Drive superior performance • Across total Company • Increase stock price Focus on long-term success Ownership Shareholder alignment
Retirement Programs
Retirement (401(k)) Savings Plan	Company matching and annual contributions	All U.S. Employees	Retention Competitive practices
Target Supplemental Retirement Plan (the “Target SRP”) (Closed to new participants 1/1/2017)	Defined benefit retirement plan for executives who have at least 10 years of service and work with the Company until the age of 58	Key executives eligible prior to January 1, 2017	Retention Competitive practices
Regal Beloit America, Inc. Pension Plan (the “Regal Pension Plan”)	Defined benefit pension plan that covered substantially all employees of Regal Beloit America, Inc., a subsidiary of the Company, who were compensated in whole, or in part, on a salaried basis. A number of plans have been merged into the Regal Pension Plan, including the former Regal Power Transmission Solutions Pension Plan (the “Regal Power Transmission Solutions Plan”), which was merged effective 1/1/2017 and frozen with no new accruals effective 2/1/2020.	Eligibility determined based on merged plans the participant was a member of. Eligibility for the former Regal Power Transmission Solutions Plan was based on being an active employee of Emerson Electric and participating in a qualifying portion of the Emerson Electric Retirement Plan as of 1/31/2015. The former Regal Power Transmission Solutions Plan was closed to new participants effective 2/1/2015.	Retention Competitive practices

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Program	Description	Participants	Principal Objectives
Supplemental Defined Contribution Retirement Plan (the “SDCRP”)	Defined contribution retirement plan for executives who have at least 3 years of service without regard to the participant’s age	Key executives not covered by the Target SRP	Retention Competitive practices
Other Executive Benefits
Perquisites and Executive Benefits	Available to certain executives to assure protection of Company assets and/or focus on Company business with minimal disruption	Specific benefits are offered to different groups of executive officers based on business purpose	Competitive practices
Other Benefits	Medical, welfare and other benefits	All employees	Competitive practices

Base Salaries

How do you determine base salaries, and what were the NEOs’ base salaries for 2020?

We determine base salaries for our NEOs based upon job responsibilities, level of experience, individual performance and expectations with respect to contributions to our future performance as well as comparisons to the salaries of executives in similar positions as compared to our peer group. Adjustments to base salary based on these factors have historically been made by the Committee in April. However, this April, as part of the Company’s efforts to proactively respond to the impacts of the COVID-19 pandemic, the Committee instead delayed increases to base salary for our NEOs. As an additional cost-saving measure, the Committee implemented temporary reductions to base salary for our NEOs. Effective April 15, 2020 Mr. Pinkham’s base salary was reduced by 20% and the salary of each of our other NEOs was reduced by 15%. In June 2020, to recognize our NEOs’ dedication and individual contributions during a difficult time, the Committee reinstated base salaries at their pre-reduction levels effective July 15, 2020, and implemented the delayed annual increases to base salary effective August 16, 2020. The Committee determined that reinstating base salaries and implementing the delayed annual increases was appropriate due to the success of other cost-saving measures. Effective as of August 16, 2020, the base salaries of our NEOs who were employed through the end of fiscal 2020 were as follows:

Name	Base Salary (as of 8/16/2020)	Change from 2019
Louis V. Pinkham	$980,000	3.1%
Robert J. Rehard	$540,000	7.4%
Thomas E. Valentyn	$448,875	4.8%
John C. Kunze	$381,700	--
Jerrald R. Morton	$370,700	--

The change to Mr. Kunze’s and Mr. Morton’s base salary from 2019 is not noted, because they were not NEOs in 2019. Mr. Schlemmer’s 2020 base salary did not change from his 2019 base salary until his retirement from the role of Chief Operating Officer on January 31, 2020. In setting base salary levels, the Committee compared the NEOs’ base salary levels to the salary levels of the executive officers in our peer group based on proxy statement data as well as general industry data from Willis Towers Watson’s Executive Compensation Database and made changes accordingly.

With respect to Mr. Pinkham, Mr. Rehard and Mr. Valentyn, compared to the median base salaries of similarly situated executive officers in the data reviewed by the Committee, after the changes, all were determined to be at the median level (according to the established target range). The base salary levels set by the Committee did not affect decisions regarding other compensation elements.

Annual Cash Incentives

Do you provide annual cash incentive awards? If so, how are they structured?

In fiscal year 2020, we provided annual cash incentive awards through our ICP, which was approved by shareholders at our annual meeting of shareholders on April 25, 2016. Under our ICP, annual cash incentive awards are paid out based on the Company’s achievement of performance goals related to certain financial measures.

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How does the ICP work?

Early in 2020, the Committee set performance goals (as described below under “What were the ICP performance measures for 2020? How did you determine the target for each metric?”) and a targeted level of annual cash incentive compensation for each NEO that would be earned for achievement of target performance. Our NEOs who are corporate officers, Mr. Pinkham, Mr. Rehard and Mr. Valentyn, have their ICP payout based entirely on measures related to total Company performance. Our NEOs who are presidents of our operating segments have their ICP payout based 40% on measures related to total Company performance and 60% on measures related to performance for their respective operating segments. For each NEO, the target cash incentive amount was originally planned to be based on a percentage of base salary in effect on April 1, 2020, the date performance-based merit increases were intended to go into effect. However, in keeping with the Committee’s intent for the grant to reflect performance-based merit increases, it determined that the target cash incentive amount should instead be based on a percentage of base salary in effect on August 16, 2020. As disclosed above, August 16, 2020 is the date performance-based merit increases were ultimately awarded after being delayed as part of the Company’s COVID-19 response. The Committee, in consultation with Willis Towers Watson and our CEO (other than with respect to his own compensation), set annual cash incentive targets under the ICP near the median level with respect to each respective position held by our NEOs relative to our peer group. Our NEOs whose annual cash incentive targets under the ICP were set near the median level were given the opportunity to earn above median annual cash incentive awards if the Company-wide financial targets under the ICP plan were exceeded, while being at risk of receiving below median awards (or no awards at all) if our financial performance did not meet the targeted results. For 2020, the target cash incentive amounts for each of our NEOs were as follows:

Name	Target % of Base Salary	Target Amount
Louis V. Pinkham	120%	$1,176,000
Robert J. Rehard	75%	$405,000
Thomas E. Valentyn	65%	$291,769
John C. Kunze	60%	$229,020
Jerrald R. Morton	60%	$222,420

Mr. Pinkham’s target percentage of base salary was increased from 110% in 2019 to 120% in 2020 in recognition of his performance during 2019 and to align him more closely with CEOs in our peer group. Mr. Schlemmer did not receive an ICP award for 2020 due to his retirement.

If the Company-wide financial performance goals described in the section below titled “What were the ICP performance goals for 2020? How did you determine the target for each measure?” are met at the target level, then each eligible NEO receives their target amount. However, actual incentive compensation can range from zero to two times the target amount, as described in more detail below, depending on our financial performance during the year.

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What were the ICP performance measures for 2020? How did you determine the target for each measure?

Early in 2020, the Committee established ICP performance goals for 2020 for the total Company and for each of the Company’s four operating segments. As previously disclosed, our NEOs who are corporate officers have their ICP payout based 100% on total Company performance, whereas our NEOs who are presidents of our operating segments have their ICP payout based 40% on total Company performance and 60% on operating segment performance. The performance goals for our operating segments were tailored to align with each individual segment’s financial performance and strategic objectives.

In response to the effects of the COVID-19 pandemic, the Committee decided to modify the methodology used to calculate ICP performance so that the variables in performance data for the second quarter of 2020 would be properly addressed. The Committee concluded that the impact of the pandemic on our business was most severe during the second quarter, both in terms of weakening demand in most of our end markets and its effect on our manufacturing operations, resulting primarily from government-mandated stay-at-home or shelter orders and plant closures in various jurisdictions in which we operate. The Committee recognized that these factors were not contemplated by the original performance goals, impacted each of our operating segments and total Company performance in different ways, and were outside the control of management, and that, prior to the onset of the COVID-19 pandemic, we were on course to achieve performance that would have resulted in payouts significantly above target. The modification was implemented by segmenting the full fiscal year performance goals into individual goals for each quarter, with the second quarter reflecting performance at 0% of target for the total Company and each of our four operating segments. In reflecting second quarter performance at 0%, the target payout was effectively reduced from 100% to 75%, and the maximum payout was effectively reduced from 200% to 150%. The Committee determined that this approach would best reflect the performance factors within the control of the management team during 2020, and would more appropriately align compensation outcomes with that performance. The analysis below reflects total Company and operating segment performance only in the first, third and fourth quarters, to account for our inclusion of the second quarter at 0%.

Apart from the changes in response to the COVID-19 pandemic described above, consistent with prior years, our ICP as originally established excludes the impact of certain extraordinary or non-recurring events. For the portion of our NEOs payout based on total Company performance, performance under the ICP was adjusted to exclude the impact of restructuring and related costs, transaction costs, goodwill impairment, loss on businesses divested and assets to be exited, loss on sale of assets, net loss from businesses divested/to be exited and executive transition costs. For the portion of Mr. Kunze’s payout based on the performance of our Climate Solutions operating segment, performance under the ICP was adjusted to exclude restructuring and related costs, loss on businesses divested and assets to be exited, loss on sale of assets, operating loss from businesses divested and assets to be exited and executive transition costs, and to allocate certain corporate costs and other adjustments. For the portion of Mr. Morton’s payout based on the performance of our Power Transmission Solutions operating segment, performance under the ICP was adjusted to exclude restructuring and related costs, transaction costs, loss on businesses divested and assets to be exited, loss on sale of assets and executive transition costs, and to allocate certain corporate costs and other adjustments.

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Total Company Performance Goals

Our total Company performance measures were adjusted earnings per share, free cash flow, and revenue for our Power Transmission Solutions and Climate Solutions operating segments. We selected these measures as representative of the entire Company’s performance under the ICP because we considered them to be three fundamental operational metrics of our business for 2020 that, when improved, would increase shareholder value.

We defined these performance measures in the ICP as follows:

•	“Earnings per share” means adjusted diluted earnings per share.

•	“Free cash flow” means free cash flow as a percentage of adjusted net income as reported in our earnings release for fiscal 2020.

•	“Revenue” means sales in dollars.

For our total Company performance, the following aggregate targets for adjusted earnings per share, free cash flow and revenue for our Power Transmission Solutions and Climate Solutions operating segments for our first, third and fourth quarters of 2020 were approved by the Committee for use under the ICP:

Performance Measure	Threshold	Target	Maximum
Adjusted Earnings Per Share	$3.97	$4.37	$4.77
Free Cash Flow % Conversion	95.0%	110.0%	125.0%
Revenue (PTS and Climate)($ in millions)	$1,274.2	$1,301.6	$1,327.6

The incentive under the total Company portion of the ICP was determined based on performance against the targets established by the Committee as follows:

•	65% of the incentive was based on performance against the target for earnings per share

•	20% of the incentive was based on performance against the target for free cash flow conversion

•	15% of the incentive was based on performance against the target for revenue for our Power Transmission Solutions and Climate Solutions operating segments

The payout structure was designed to reward performance where results are greater than target and reduce the bonus where results are less than target, with the potential for no payout for below threshold performance.

Operating Segment Performance Goals

The performance goals for both our Climate Solutions and Power Transmission Solutions segments were adjusted operating profit, revenue and trade working capital as a percentage of sales. We selected these performance measures, because we considered them to be fundamental operational metrics for both operating segments that, when improved, would improve year-over-year segment-level performance.

We defined these performance measures in the ICP as follows:

•	“Adjusted operating profit” means operating profit for the applicable segment, as adjusted for one-time or other adjustments, consistent with those made to adjusted diluted earnings per share for reporting purposes. Adjusted operating profit for purposes of the ICP was also adjusted for corporate allocations and other adjustments in the amount of $4.4 million for our Climate Solutions segment and $16.2 million for our Power Transmission Solutions segment.

•	“Revenue” means sales in dollars.

•	“Trade working capital” means (i) accounts receivable for the applicable segment as of the last day of the applicable quarter in fiscal 2020, plus (ii) inventory for the applicable segment as of the last day of the applicable quarter in fiscal 2020, minus (iii) accounts payable for the applicable segment as of the last day of the applicable quarter in fiscal 2020, excluding the effects of mergers, acquisitions or dispositions.

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•	“Trade working capital as a percentage of sales” means trade working capital for the applicable segment as of the last day of the applicable quarter in fiscal 2020 divided by annualized net sales for the applicable segment during the applicable quarter of fiscal 2020.

For our Climate Solutions segment, the following aggregate targets for adjusted operating profit and revenue and quarterly targets for trade working capital as a percentage of sales for our first, third and fourth quarters of 2020 were approved by the Committee for use under the ICP:

Performance Measure	Threshold	Target	Maximum
Adjusted Operating Profit ($ in millions)	$113.0	$124.2	$142.8
Revenue ($ in millions)	$687.0	$709.2	726.6

Trade Working Capital (% of sales)	24.3%	Q1 – 23.9%	Q1 – 23.6%
		Q3 – 23.0%	Q3 – 21.6%
		Q4 – 22.8%	Q4 – 21.4%

For our Power Transmission Solutions segment, the following aggregate targets for adjusted operating profit and revenue and quarterly targets for trade working capital as a percentage of sales for our first, third and fourth quarters of 2020 were approved by the Committee for use under the ICP:

Performance Measure	Threshold	Target	Maximum
Adjusted Operating Profit ($ in millions)	$76.1	$83.6	$96.1
Revenue ($ in millions)	$587.2	$592.4	$601.0

Trade Working Capital (% of sales)	21.3%	Q1 – 21.1%	Q1 – 20.8%
		Q3 – 20.4%	Q3 – 19.5%
		Q4 – 20.3%	Q4 – 19.4%

The segment-level incentive under the ICP for both our Climate Solutions and Power Transmission Solutions operating segments was determined based on performance against the targets established by the Committee as follows:

•	60% of the incentive was based on performance against the target for adjusted operating profit

•	20% of the incentive was based on performance against the total year target for revenue

•	20% of the incentive was based on performance against the total year target for trade working capital as a percentage of sales

The payout structure for both operating segments was designed to reward performance where results are greater than target and reduce the bonus where results are less than target, with the potential for no payout for below threshold performance.

The Committee also set the following threshold, target and maximum payout percentages under the ICP for 2020, as adjusted to reflect performance at 0% for the second quarter of 2020 (effectively reducing the payout for “target-level” performance to 75% of the normal course target bonus opportunity):

Total Company Performance Measures	Weight (applied to Target Amount)	Payout % at Threshold	Payout % at Target	Payout % at Maximum
Adjusted Earnings Per Share	65%	0%	75%	150%
Free Cash Flow % Conversion	20%	0%	75%	150%
Revenue (PTS and Climate)	15%	0%	75%	150%

Climate Systems and Power Transmission Solutions Segment Performance Measures	Weight (applied to Target Amount)	Payout % At Threshold	Payout % At Target	Payout % At Maximum
Adjusted Operating Profit	60%	0%	75%	150%
Revenue	20%	0%	75%	150%
Trade Working Capital as a % of Sales	20%	0%	75%	150%

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As noted in the tables, if the maximums were met for any of the performance metrics, then, as adjusted to reflect performance at 0% for the second quarter of 2020, the NEOs would be eligible to receive 150% of their target amount for that metric. If only the thresholds were met for any of the performance metrics, then, as adjusted to reflect performance at 0% for the second quarter of 2020, the NEOs would be eligible to receive 0% of their target amount for that metric. If the actual results were to fall between threshold and target, or target and maximum, then the payout percentage would be interpolated on a non-linear basis between threshold and target, or target and maximum, respectively, such that the rate of increase is greater at levels immediately above threshold than for levels closer to target.

How much did the NEOs actually earn under the ICP in 2020?

As previously discussed, the amount earned under the 2020 ICP by our three NEOs who are corporate officers, Mr. Pinkham, Mr. Rehard and Mr. Valentyn, was based 100% on our total Company performance measures, and the amount earned under the 2020 ICP by our NEOs who are presidents of our operating segments was based 40% on our total Company performance measures and 60% on their respective segment-level performance measures, with Mr. Kunze being the President of our Climate Solutions segment and Mr. Morton being the President of our Power Transmission Solutions segment.

Our actual total Company results for our first, third and fourth quarters of 2020 were as follows:

Total Company Performance Measures	Weight	Actual Results for Fiscal 2020		Actual Payout %
Adjusted Earnings Per Share	65%	$4.92	(1)	87.7%
Free Cash Flow % Conversion	20%	179.0%		30.0%
Revenue (PTS and Climate)	15%	$1,220.4 million		1.9%
Total:	100%	--		119.6%

(1)	$4.92 is the adjusted earnings per share used for purposes of calculating ICP results, and differs from our externally reported adjusted earnings per share of $4.82 by $0.10 due to corporate adjustments related to inventory.

The actual results for the total Company performance measures were: (1) adjusted earnings per share was $0.55 above target; (2) free cash flow was 69 percentage points above target; and (3) revenue for our Power Transmission Solutions and Climate Solutions operating segments was $81.2 million below target. If second quarter performance had not been reflected at 0%, the total actual payout percentage would have been 85.5%.

Our actual segment-level results for our first, third and fourth quarters of 2020 were as follows:

Climate Solutions Performance Measures	Weight	Actual Results for Fiscal 2020	Actual Payout %
Adjusted Operating Profit	60%	$119.1 million	34.5%
Revenue	20%	$668.6 million	10.0%
Trade Working Capital as a % of Sales	20%	Q1 – 24.9%	20.0%
		Q3 – 21.2%
		Q4 – 20.4%
Total:	100%	--	64.5%

The actual results for the Climate Solutions segment performance measures were: (1) adjusted operating profit was $5.1 million below target; (2) revenue was $40.6 million below target; and (3) trade working capital as a percentage of sales was (a) 100 percentage points below target at the end of Q1, (b) 180 percentage points above target at the end of Q3, and (c) 240 percentage points above target at the end of Q4. If second quarter performance had not been reflected at 0%, the total actual payout percentage would have been 40.0%.

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Power Transmission Solutions Performance Measures	Weight	Actual Results for Fiscal 2020	Actual Payout %
Adjusted Operating Profit	60%	$95.2 million	70.5%
Revenue	20%	$551.8 million	4.0%
Trade Working Capital as a % of Sales	20%	Q1 – 19.4%	14.0%
		Q3 – 24.4%
		Q4 – 20.5%
Total:	100%	--	88.5%

The actual results for the Power Transmission Solutions segment performance measures were: (1) adjusted operating profit was $11.6 million above target; (2) revenue was $40.6 million below target; and (3) trade working capital as a percentage of sales was (a) 170 percentage points above target at the end of Q1, (b) 400 percentage points below target at the end of Q3, and (c) 20 percentage points below target at the end of Q4. If second quarter performance had not been reflected at 0%, the total actual payout percentage would have been 70.0%.

As a result, the NEOs who received ICP awards for 2020 earned payouts in the following amounts:

Name	Annual Incentive Compensation
Louis V. Pinkham	$1,406,496
Robert J. Rehard	$484,380
Thomas E. Valentyn	$348,955
John C. Kunze	$198,102
Jerrald R. Morton	$224,422

Long-Term Incentives

Do you provide long-term incentives? If so, how are they structured?

We provide long-term incentives to our NEOs in the form of equity-based compensation. Consistent with our compensation philosophy, we believe long-term equity incentives help to ensure that our NEOs have a continuing stake in the long-term success of our Company and allow our NEOs to earn above-median compensation only if our shareholders experience appreciation in their equity holdings.

In 2020, we made determinations concerning long-term equity-based awards in January, at the same time we completed our annual performance reviews. Grants of these awards were effective on February 18, 2020. As discussed further below, the metric for our PSUs was not finalized until after the grant date.

What long-term incentives were provided to NEOs in 2020?

In 2020, the Committee granted long-term incentives in the form of SARs, RSUs and PSUs. These awards were granted under our 2018 Equity Incentive Plan that was approved by our shareholders at our 2018 annual meeting of shareholders (our “2018 Plan”). The proportion of overall long-term incentive target value represented by each form of award granted in 2020 was 50% PSUs, 25% SARs and 25% RSUs. The Committee granted PSUs, SARs and RSUs to each of our NEOs in 2020 in the amounts indicated below in the “Grants of Plan-Based Awards Table for Fiscal 2020” and the narrative following the table. We value SARs using a Black-Scholes formula and PSUs using a Monte Carlo methodology. Consistent with our overall compensation philosophy, the Committee, after consultation with Willis Towers Watson, granted long-term compensation awards in 2020 at levels approximating the median level of these awards granted by the companies in our peer group. The target long-term incentive levels set by the Committee did not affect decisions regarding other compensation elements.

Award Type	Description	Other	Vesting Period
SARs	The right to receive stock in an amount equal to the appreciation in value of a share of stock over the base price per share.	The base price per share of all of the SARs is equal to the closing market price of our common stock on the date of grant so that SARs will have value only if the market price of our common stock increases after the grant date. The Committee granted SARs rather than stock options because it views SARs as less dilutive to our shareholders	Three years (ratable vesting on the first three anniversaries of the grant date)

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Award Type	Description	Other	Vesting Period
RSUs	The right to have us issue a share of our common stock upon the vesting date specified in the award, if the participant is still employed by us at the time of vesting.	In addition to providing competitive compensation and an incentive to create shareholder value, these awards are intended to align management and shareholder interests as well as provide a retention incentive for the NEO to remain employed by our Company.	Three years (ratable vesting on the first three anniversaries of the grant date)

PSUs	The right to have us issue a share of our common stock upon achievement of the performance conditions specified in the award	The 2020 grants have a three-year performance period. One hundred percent (100%) of the PSUs will be earned or forfeited based on a performance metric of total shareholder return, or TSR, relative to our peer group over our fiscal years 2020-2022.

TSR at or below the 25th percentile of the peer group will result in no PSUs being earned. For TSR at the 50th percentile of the peer group, the target number of PSUs will be earned. For performance between the 25th and 50th percentile, the number of PSUs earned is interpolated between threshold and target. For TSR at the 75th percentile of the peer group, the maximum number of PSUs (which is 200% of the target PSUs) will be earned. For performance between the 50th and 75th percentile, the number of PSUs earned is interpolated between target and maximum.

In January 2020, the Committee preliminarily decided to remain consistent with the Company’s historic practice and issue half of the PSUs subject to a relative TSR metric and half of the PSUs subject to an ROIC metric. However, the Committee did not determine specific ROIC targets at the time of its January decision, because the Company’s 2019 financials had not been finalized. When the Committee revisited the structure of the 2020 PSU grants at its meeting in April 2020, it was apparent that the COVID-19 pandemic would significantly impact the Company’s ability to develop a ROIC metric that was indicative of the Company’s business performance. In recognition of this impact, the Committee ultimately determined in November 2020 to finalize the 2020 grants to place 100% of the weight on the relative TSR metric. The Committee believed that focusing the Company’s NEOs on the creation of shareholder value and relative performance through relative TSR was likely to produce better results than using adjusted ROIC targets in the unpredictable operating environment created by the COVID-19 pandemic. This was a discretionary determination of the Committee, affecting only the 2020-2022 performance period.

In 2020, the three-year performance period for the PSUs that we granted to our NEOs in 2018 (the “2018 PSUs”) was completed. The 2018 PSUs were subject to two performance metrics: half were subject to a relative TSR metric (the “2018 TSR PSUs”) and half were subject to an ROIC metric (the “2018 ROIC PSUs”). For the 2018 TSR PSUs, if our TSR was at or below the 25th percentile of the peer group, that would have resulted in none of the 2018 TSR PSUs being earned. For TSR at the 50th percentile of the peer group, the target number of 2018 TSR PSUs would have been earned, and for TSR at the 75th percentile of the peer group, the maximum number of 2018 TSR PSUs (which was 200% of the target 2018 TSR PSUs) would have been earned. For our 2018 ROIC PSUs, the threshold, target and maximum ROIC levels were 8.3%, 9.4% and 10.5%, respectively. ROIC below the minimum threshold level would result in no 2018 ROIC PSUs being earned. For ROIC at the target level, the target number of 2018 ROIC PSUs would be earned. For ROIC at or above the maximum ROIC level, the maximum number of 2018 ROIC PSUs (which is 200% of the target 2018 ROIC PSUs) would be earned. For both the 2018 TSR PSUs and 2018 ROIC PSUs, performance between the threshold and target levels, or between the target and maximum levels, the number of 2018 PSUs earned would be interpolated between threshold and target, or between target and maximum, respectively. Based on our performance for the period ending in 2020, 200% of the 2018 TSR PSUs were earned, and 35% of the 2018 ROIC PSUs were earned. We note that our performance on the 2018 ROIC PSUs were negatively impacted by the COVID-19 pandemic. However, the Committee determined that it would not be appropriate to modify the performance goals of these outstanding awards.

In connection with Mr. Schlemmer’s retirement effective January 31, 2020, the Committee approved accelerated vesting of 6,112 restricted stock units granted to Mr. Schlemmer in May 2019 in recognition of his significant contributions to our Company during his tenure as our Chief Operating Officer. The approximate value of the restricted stock units that vested on an accelerated basis, measured using the closing share price on the date of Mr. Schlemmer’s retirement, was $479,548. Mr. Schlemmer also received a cash payment equal to 2/3rds of the acceleration value, determined as of January 31, 2020, of his other outstanding and unvested stock appreciation rights, performance share units and time-based vesting restricted stock units, the approximate value of which was $1,324,380.

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Other Benefits and Perquisites

Do you provide any other benefits or perquisites to your NEOs?

We have certain other plans that provide, or may provide, compensation and benefits to our NEOs. The Committee considers all of these plans and benefits when reviewing total compensation of our NEOs. These plans include the following:

Plan or Benefit	Description	Other
401(k)	Participants are eligible to contribute a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Service and we make a matching contribution equal to 100% of the first 1% and 50% of the next 5% of base salary contributed by the employees into their 401(k) accounts.

Target SRP	A supplemental defined benefit pension benefit plan that provides a competitive retirement package by extending retirement benefits without regard to statutory limitations under tax-qualified plans.	In 2017, the Committee decided to close the Target SRP to new participants and replaced the Target SRP with the SDCRP for individuals who became eligible after December 31, 2016. Mr. Schlemmer was our only NEO that participated in the Target SRP in 2020.

Regal Pension Plan	A defined benefit pension plan.	A number of the Company’s prior defined benefit pension plans have been merged into the Regal Pension Plan, including the former Regal Power Transmission Solutions Pension Plan, which merged effective 1/1/2017. The former Regal Power Transmission Solutions Plan was closed to new participants effective 2/1/2015, and was frozen with no new accruals effective 2/1/2020. The Regal Power Transmission Solutions Plan was a plan established to mirror a plan maintained by Emerson Electric Co. for employees of its power transmissions business, which the Company acquired effective 2/1/2015 and now forms the Company’s Power Transmission Solutions operating segment. Mr. Morton is our only NEO who participates in the Regal Pension Plan.

SDCRP	A supplemental defined contribution plan that provides a competitive retirement package through annual contributions to eligible participants’ accounts.	In 2020, Mr. Schlemmer was our only NEO who did not participate in the SDCRP.

Disability Benefits	Provides short-term disability benefit in the form of up to six months of base salary replacement. Provides long-term disability benefit of 60% of base salary.

Life Insurance	We provide our NEOs with Company-paid term life insurance.	The premiums paid for each of our NEOs for this life insurance in 2020 are included below in the “Summary Compensation Table for Fiscal Years 2018-2020” in the column entitled “All Other Compensation.” We do not provide a tax gross up in connection with this benefit.

Perquisites	Each of the NEOs had use of a company car for business and personal travel. We also pay for annual medical physicals for our NEOs. In 2020, we also reimbursed Mr. Pinkham and Mr. Rehard for relocation expenses.

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Executive Stock Ownership Requirements

To underscore the importance of linking executive compensation and shareholder interests, we have implemented stock ownership requirements for certain executives, including our NEOs. Executives subject to these stock ownership requirements must own a certain dollar value amount of stock before they are permitted to sell shares (other than shares sold to pay option exercise prices or shares sold or surrendered to cover taxes). Executives who sell shares in violation of these requirements may be ineligible for future long-term incentive awards. The stock ownership policy requires the following levels of ownership:

Position	Ownership Required as Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Other Executive Officers	1x

Each of our currently-serving NEOs are in compliance with this policy either because they own the target value of stock or because they have not sold shares.

Policy Against Hedging and Pledging Transactions

We have adopted a policy prohibiting our employees, including our NEOs, and our directors from trading in puts, calls and other derivative securities relating to our common stock. The prohibition includes the purchase of any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our common stock, whether or not such instruments are classified as derivative securities. We also prohibit our employees, including our NEOs, and directors from pledging shares of our common stock that they own as collateral to secure personal loans or other obligations under our Insider Trading Policy.

Employment Agreements and Severance and Change in Control Benefits

As previously disclosed, in fiscal 2019, in connection with the election of Mr. Pinkham as our Chief Executive Officer effective April 1, 2019, we entered into an employment agreement with him that provides for severance benefits upon certain terminations of employment. The terms of Mr. Pinkham’s employment agreement are described below under the heading “Potential Payments Upon Termination or Change in Control – Employment Agreement.” In addition, we have entered into change in control and termination agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn. We do not have change in control and termination agreements with Mr. Kunze and Mr. Morton.

As previously disclosed, in connection with the announcement of Mr. Schlemmer’s retirement in fiscal 2020, we entered into a retirement agreement with him. Mr. Schlemmer’s retirement agreement is described below under the heading “Potential Payments Upon Termination or Change in Control – Retirement Agreements.”

Other than the employment agreement with Mr. Pinkham and the retirement agreement with Mr. Schlemmer we had no employment agreements with any of our NEOs that provided benefits prior to a change in control of our Company. The Committee believes the employment agreement with Mr. Pinkham, the retirement agreement with Mr. Schlemmer, and the change in control and termination benefits under the change in control and termination agreements and our equity incentive plans, are consistent with the Committee’s overall objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies.

The purpose of the employment agreement with Mr. Pinkham is to provide clarity concerning the terms and conditions of Mr. Pinkham’s employment as our Chief Executive Officer and the benefits he would receive upon certain terminations of employment, and to ensure that Mr. Pinkham will be subject to our confidentiality and restrictive covenant agreements.

The purpose of the retirement agreement with Mr. Schlemmer was to ensure an orderly and successful transition of his duties and provide an appropriate retention incentive for Mr. Schlemmer to continue to serve as our Chief Operating Officer until his retirement.

The purpose of the change in control and termination benefits under the change in control and termination agreements and our equity incentive plans is to focus our NEOs on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change in control.

All of our change in control agreements contain “double trigger” provisions, which means that, for an NEO to receive severance benefits under the agreement, in addition to the change in control there must be some adverse change in the circumstances of the NEO’s employment. The Committee selected the triggering events for change in control and termination benefits to our NEOs based on its judgment that these events were likely to result in the job security distractions and retention concerns described earlier in this paragraph.

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Other than the employment agreement with Mr. Pinkham and the change in control and termination agreements described above, we have no formal severance program in place for our NEOs.

The Committee has adopted a policy eliminating tax gross-ups from all new change in control and termination agreements that we enter into with our NEOs. This policy was applied to the change in control and termination agreements entered into with Mr. Pinkham, Mr. Rehard and Mr. Valentyn, which contain no tax gross-ups.

Tax Considerations

Code Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to covered employees, generally including our NEOs. Because many different factors influence a well-rounded, comprehensive and competitive executive compensation program, we reserve the right to award compensation to our NEOs in excess of $1 million regardless of the potential loss of tax deductibility if the Committee believes such compensation is suitable to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, our NEOs.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for each of our NEOs: (1) the dollar value of base salary and annual cash incentive earned during the years indicated; (2) the full grant date fair value of RSUs, SARs and PSUs granted during the years indicated, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718; (3) the dollar value of earnings for services pursuant to awards granted during the indicated year under non-equity incentive plans; (4) the change in pension value and non-qualified deferred compensation earnings during the years indicated; (5) all other compensation for the years indicated; and (6) the dollar value of total compensation for the years indicated. Our NEOs are our Chief Executive Officer, our former Chief Operating Officer, our Vice President, Chief Financial Officer, and each of our three other most highly compensated executive officers as of January 2, 2021, the last day of our most recent fiscal year. In accordance with the rules of the SEC, the table includes information for the fiscal years ended December 29, 2018, December 28, 2019 and January 2, 2021.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2018-2020

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compens ation ($)	Change in Pension Value and Non- qualified Deferred Compensat ion Earnings ($)(5)	All Other Compens ation ($)(6)	Total ($)
Louis V. Pinkham Chief Executive Officer	2020	913,750	0	2,868,040	962,494	1,406,496	0	251,373	6,402,153
	2019	712,500	133,000	3,777,439	1,104,954	314,921	0	347,401	6,390,215
Robert J. Rehard	2020	496,250	0	744,857	249,999	484,380	0	209,658	2,185,144
Vice President,	2019	462,500	0	574,673	305,803	150,000	0	80,079	1,573,055
Chief Financial Officer	2018	350,000	0	321,474	167,665	175,000	0	54,211	1,068,350

Jonathan J. Schlemmer	2020	52,917	0	0	0	0	542,172	1,579,933	2,175,022
Fmr. Chief Operating	2019	630,000	0	1,309,114	441,773	228,600	657,041	27,945	3,294,473
Officer(7)	2018	612,500	0	786,566	412,058	553,500	268,075	23,802	2,656,501

Thomas E. Valentyn	2020	419,484	25,000	446,949	150,004	348,955	0	75,909	1,466,301
Vice President, General	2019	424,375	0	382,463	204,216	102,600	0	72,560	1,186,214
Counsel and Secretary	2018	405,000	0	384,653	200,630	249,000	0	71,323	1,310,606
John C. Kunze, President, Climate Solutions Segment	2020	347,000	0	446,949	150,004	198,102	0	37,891	1,179,946
Jerrald R. Morton, President, Power Transmission Solutions Segment	2020	337,000	0	372,546	125,010	224,422	69,870	59,764	1,188,612

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(1)	The salary amounts shown in the table reflect amounts actually earned during the year, rather than the annual base salary rates in effect any point in time.

(2)	The bonus amounts reflect a signing bonus granted to Mr. Pinkham in 2019 in connection with his election as Chief Executive Officer and a bonus granted to Mr. Valentyn for supporting the Chief Human Resources Officer role until it was filled in March 2020.

(3)	These amounts reflect the full grant date fair value of the RSU awards and PSU awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718, Compensation-Stock Compensation. In the case of PSUs, the amounts shown are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Pinkham – $1,924,897; Mr. Rehard – $499,928; Mr. Schlemmer – $0; Mr. Valentyn – $299,957; Mr. Kunze – $299,957; and Mr. Morton – $250,081. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Pinkham – $2,894,792; Mr. Rehard – $751,825; Mr. Schlemmer – $0; Mr. Valentyn – $451,095; Mr. Kunze – $451,095; and Mr. Morton – $376,089. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the stock awards for 2020, 2019 and 2018 are included under the caption “Shareholders’ Equity” in Note 10 of the Notes to Consolidated Financial Statements in the 2020, 2019 and 2018 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(4)	These amounts reflect the full grant date fair value of all option awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the stock awards for 2020, 2019 and 2018 are included under the caption “Shareholders’ Equity” in Note 10 of the Notes to Consolidated Financial Statements in the 2020, 2019 and 2018 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(5)	The values shown are not current cash benefits, but rather actuarial calculations of the change in the accumulated benefit obligations under the Target SRP and the Regal Pension Plan. Mr. Schlemmer had 11 years of credited service with our Company under the Target SRP. Mr. Morton’s number of years of credited service under the Regal Pension Plan vary based on the applicable portion of the plan, with 27 years being his highest number of years of credited service. We do not pay above market earnings under the SDCRP, and as such, no accumulated benefits under such plan are included in this table, consistent with SEC rules.

(6)	The amounts shown include payments for personal benefits and for the other items identified in the following sentences. We provide a modest level of personal benefits to NEOs. These personal benefits in 2020 included use of a company car, for Mr. Morton, a $2,500 one-time payment in connection with the discontinuation of a legacy retiree medical benefits program on January 31, 2020, and, for Mr. Pinkham, $80,718, and for Mr. Rehard, $126,048, as reimbursement to cover expenses relating to their relocation in connection with the opening of the Company’s satellite corporate offices in Rosemont, Illinois. Other items included in this column for 2020 included the payment of life insurance premiums, the cost of annual executive physicals, Company contributions to the NEOs’ 401(k) plan accounts, for Mr. Pinkham, Mr. Rehard, Mr. Valentyn, Mr. Kunze and Mr. Morton, our contributions to their SDCRP accounts and, as previously disclosed in connection with Mr. Schlemmer’s January 31, 2020 retirement, a one-time cash payment of $200,000, and an additional cash payment equal to two-thirds of the acceleration value, determined on the date of his retirement, of Mr. Schlemmer’s other outstanding and unvested equity awards, of $1,324,380.

(7)	Mr. Schlemmer retired from our Company effective January 31, 2020.

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Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that the Committee made to our NEOs during fiscal 2020, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a NEO during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2020

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Committee Action	Threshold ($)	Original Target ($)	Maximum ($)(at 150%)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Louis V. Pinkham	2/18/2020	1/24/2020				0	16,364	32,728				1,924,897
	2/18/2020	1/24/2020							10,882			943,143
	2/18/2020	1/24/2020								45,326	88.45	962,494
			0	1,176,000	1,764,000

Robert J. Rehard	2/18/2020	1/24/2020				0	4,250	8,500				499,928
	2/18/2020	1/24/2020							2,826			244,929
	2/18/2020	1/24/2020								11,773	88.45	249,999
			0	405,000	607,500

Thomas E. Valentyn	2/18/2020	1/24/2020				0	2,550	5,100				299,957
	2/18/2020	1/24/2020							1,696			146,992
	2/18/2020	1/24/2020								7,064	88.45	150,004
			0	291,769	437,653

John C. Kunze	2/18/2020	1/24/2020				0	2,550	5,100				299,957
	2/18/2020	1/24/2020							1,696			146,992
	2/18/2020	1/24/2020								7,064	88.45	150,004
			0	229,020	343,530

Jerrald R. Morton	2/18/2020	1/24/2020				0	2,126	4,252				250,081
	2/18/2020	1/24/2020							1,413			122,465
	2/18/2020	1/24/2020								5,887	88.45	125,010
			0	222,420	333,630

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(1)

These columns reflect the estimated future payouts at the time these awards were granted under the ICP, based on the base salaries in effect as of August 16, 2020. The amounts earned under these awards based on performance during fiscal year 2020 are shown in the “Non-Equity Incentive Compensation” column for fiscal year 2020 in the Summary Compensation Table.

(2)

These columns show the range of potential payouts for the PSUs that we described in the section titled “The Elements of Total Compensation – Long-Term Incentives” in the Compensation Discussion and Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2020 to 2022 and will be determined after the end of fiscal year 2022.

(3) The amounts shown in this column reflect the number of RSUs we granted to each NEO pursuant to our 2018 Plan.

Equity Incentive Plan Awards

As reflected in the tables above, the Committee granted equity-based awards to our NEOs in 2020. The Committee granted these awards under our 2018 Plan. Our equity incentive plans are administered by the Committee with respect to key employee participants, and the Committee generally has the authority to set the terms of awards under the plans except to the extent the plans specify such terms.

In January 2020, the Committee awarded the RSUs with an effective grant date of February 18, 2020 indicated in the table above under our 2018 Plan. Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these RSUs with an effective grant date at the beginning of the first open window period following the Committee’s action. These RSUs had a grant date fair value determined pursuant to ASC Topic 718. These RSUs will vest one-third on each of the first, second and third anniversaries of the grant date.

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The Committee also granted the SARs shown in the table above under our 2018 Plan at a per share base price of $88.45. Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these SARs with an effective grant date of February 18, 2020, which was the beginning of the first open window period following the Committee’s action. The base price of the SARs equals the closing market price of a share of our common stock on the date of grant. These SARs will vest and become exercisable one-third on each of the first, second and third anniversaries of the grant date. The SARs will expire on February 18, 2030.

The Committee also granted the PSUs shown in the table above under our 2018 Plan. The PSUs have a three-year performance period, from fiscal year 2020 to fiscal year 2022, and will be earned or forfeited based on total shareholder return relative to our peer group.

Awards under our 2018 Plan and any rights under such awards are generally not assignable, alienable, saleable or transferable by participants.

Incentive Compensation Plan Cash Awards

As reflected in the non-equity incentive columns of the tables above, our NEOs participated in the ICP during fiscal 2020, which is designed to promote the maximization of shareholder value over the long term. The ICP provides annual cash incentive opportunities to our NEOs if the Company meets or exceeds certain financial target metrics during the fiscal year. Company performance above target earns an annual cash incentive more than the target annual cash incentive while Company performance below target earns an annual cash incentive less than the target annual cash incentive. Under the ICP, all annual cash incentives earned are fully paid in a single cash payment following the end of that year.

Supplemental Retirement Plans

The column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table includes amounts attributable to the change in the actuarial present value of the respective accumulated benefits under the Target SRP for each of the NEOs.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding stock options, SARs and other equity-based awards held by our NEOs on January 2, 2021, including the number of shares underlying both exercisable and unexercisable portions of each stock option and SAR as well as the exercise or grant price and expiration date of each outstanding option and SAR.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Louis V. Pinkham(4)	0	53,025	(5)	81.81	5/8/2029
	0	45,326	(6)	88.45	2/18/2030
						37,923	(7)	4,657,324	52,278	7,034,311
Robert J. Rehard	2,050	0		78.15	5/12/2025
	2,532	633	(8)	57.43	5/11/2026
	1,239	826	(9)	80.70	5/10/2027
	2,950	4,425	(10)	77.60	5/9/2028
	0	14,675	(11)	81.81	5/8/2029
	0	11,773	(12)	88.45	2/18/2030
						8,576	(13)	1,053,219	15,300	1,878,993
Thomas E. Valentyn	7,160	1,790	(14)	57.43	5/11/2026
	4,380	2,920	(15)	80.70	5/10/2027
	3,530	5,295	(16)	77.60	5/9/2028
	0	9,800	(17)	81.81	5/8/2029
	0	7,064	(18)	88.45	2/18/2030
						6,671	(19)	819,266	9,600	1,178,976
John C. Kunze	2,532	633	(20)	57.43	5/11/2026
	1,933	1,288	(21)	80.70	5/10/2027
	1,301	1,951	(22)	77.60	5/9/2028
	0	3,603	(23)	81.81	5/8/2029
	0	7,064	(24)	88.45	2/18/2030
						3,526	(25)	433,028	6,766	830,933
Jerrald R. Morton	1,975	0		78.15	5/12/2025
	3,948	987	(26)	57.43	5/11/2026
	1,933	1,288	(27)	80.70	5/10/2027
	1,301	1,951	(28)	77.60	5/9/2028
	0	3,603	(29)	81.81	5/8/2029
	0	5,887	(30)	88.45	2/18/2030
						3,243	(31)	398,273	5,918	726,790

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(1)	Exercisable stock options are vested. Unexercisable stock options vest as noted.

(2)	RSUs vest as noted. PSUs are shown in the table at their maximum levels because, for the PSUs granted in fiscal years 2019 and 2020, performance through the end of fiscal year 2020 was trending above the target level. As of the last day of fiscal year 2020, PSUs were eligible to be earned as follows, at their maximum levels: For Mr. Pinkham: 24,550 units were eligible to be earned based on performance through the end of fiscal year 2021 and 32,728 units were eligible to be earned based on performance through the end of the fiscal year 2022. For Mr. Rehard: 6,800 units were eligible to be earned based on performance through the end of fiscal year 2021 and 8,500 units were eligible to be earned based on performance through the end of fiscal year 2022. For Mr. Valentyn: 4,500 units were eligible to be earned based on performance through the end of fiscal year 2021 and 5,100 units were eligible to be earned based on performance through the end of fiscal year 2022. For Mr. Kunze: 1,666 units were eligible to be earned based on performance through the end of fiscal year 2021 and 5,100 units were eligible to be earned based on performance through the end of fiscal year 2022. For Mr. Morton: 1,666 units were eligible to be earned based on performance through the end of fiscal year 2021 and 4,252 units were eligible to be earned based on performance through the end of fiscal year 2022.

(3)	Based on $122.81 per share closing price of our common stock on the New York Stock Exchange on the last trading day of our fiscal year 2020.

(4)	The vesting of Mr. Pinkham’s equity-based awards shown in this table is subject to the provisions of his employment agreement, which is described under the heading “Potential Payments on a Termination or Change in Control—Employment Agreement.”

(5)	These SARs vest with respect to 21,210 shares on 5/8/2021 and 10,605 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(6)	These SARs vest with respect to 15,410 shares on 2/18/2021, 14,958 shares on each of 2/18/2022 and 2/18/2023.
(7)	These RSUs vest with respect to 3,700 shares on 2/18/2021, 3,591 shares on 2/18/2022, 3,591 shares on 2/18/2023 and 27,041 shares on 4/1/2022.
(8)	These SARs vest with respect to 633 shares on 5/11/2021.
(9)	These SARs vest with respect to 413 shares on each of 05/10/2021 and 5/10/2022.
(10)	These SARs vest with respect to 1,475 shares on each of 5/9/2021, 5/9/2022 and 5/9/2023.
(11)	These SARs vest with respect to 5,870 shares on 5/8/2021, 2,935 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(12)	These SARs vest with respect to 4,003 shares on 2/18/2021, 3,885 shares on each of 2/18/2022 and 2/18/2023.
(13)	These RSUs vest with respect to 2,125 shares on 5/9/2021, 3,625 shares on 5/8/2022, 961 shares on 2/18/2021, 933 shares on 2/18/2022 and 933 shares on 2/18/2023.
(14)	These SARs vest with respect to 1,790 shares on 5/11/2021.
(15)	These SARs vest with respect to 1,460 shares on each of 5/10/2021 and 5/10/2022.
(16)	These SARs vest with respect to 1,765 shares on each of 5/9/2021, 5/9/2022 and 5/9/2023.
(17)	These SARs vest with respect to 3,920 shares on 5/8/2021, 1,960 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(18)	These SARs vest with respect to 2,410 shares on 2/18/2021, 2,331 shares on each of 2/18/2022 and 2/18/2023.
(19)	These RSUs vest with respect to 2,550 shares on 5/9/2021, 2,425 shares on 5/8/2022, 577 shares on 2/18/2021, 560 shares on 2/18/2022 and 560 shares on 2/18/2023.
(20)	These SARs vest with respect to 633 shares on 5/11/2021.
(21)	These SARs vest with respect to 644 shares on each of 05/10/2021 and 5/10/2022.
(22)	These SARs vest with respect to 650 shares on each of 5/9/2021, 5/9/2022 and 5/9/2023.
(23)	These SARs vest with respect to 1,441 shares on 5/8/2021, 720 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(24)	These SARs vest with respect to 2,402 shares on 2/18/2021, 2,331 shares on each of 2/18/2022 and 2/18/2023.
(25)	These RSUs vest with respect to 939 shares on 5/9/2021, 891 shares on 5/8/2022, 577 shares on 2/18/2021, 560 shares on 2/18/2022 and 560 shares on 2/18/2023.
(26)	These SARs vest with respect to 987 shares on 5/11/2021.
(27)	These SARs vest with respect to 644 shares on each of 05/10/2021 and 5/10/2022.
(28)	These SARs vest with respect to 650 shares on each of 5/9/2021, 5/9/2022 and 5/9/2023.
(29)	These SARs vest with respect to 1,441 shares on 5/8/2021, 720 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(30)	These SARs vest with respect to 2,001 shares on 2/18/2021, 1,942 shares on each of 2/18/2022 and 2/18/2023.
(31)	These RSUs vest with respect to 939 shares on 5/9/2021, 891 shares on 5/8/2022, 480 shares on 2/18/2021, 466 shares on 2/18/2022 and 466 shares on 2/18/2023.

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Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options and SARs exercised and the stock awards that vested during the last fiscal year for each of our NEOs on an aggregate basis.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2020

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Louis V. Pinkham	0	0	6,970	419,664
Robert J. Rehard	0	0	800	60,544
Jonathan J. Schlemmer	68,820	1,115,813	6,112	479,548
Thomas E. Valentyn	0	0	2,833	214,401
John C. Kunze	4,875	96,250	1,248	94,449
Jerrald R. Morton	0	0	1,248	94,449

Retirement Benefits

Pension Benefits

The following table sets forth the actuarial present value of the accumulated benefit under each non-tax-qualified defined benefit plan for Mr. Schlemmer and Mr. Morton, assuming benefits are paid at normal retirement age based on current levels of compensation. Mr. Pinkham, Mr. Rehard, Mr. Valentyn and Mr. Kunze do not participate in any non-tax-qualified defined benefit plan. The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of our NEOs included in the table below are included under the caption “Retirement and Post-Retirement Plans” in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 2, 2021 and such information is incorporated herein by reference. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in our audited financial statements for the year ended January 2, 2021. The table also reports any pension benefits paid to each NEO during the year.

PENSION BENEFITS FOR FISCAL 2020

Name	Plan name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jonathan J. Schlemmer	Target SRP (non-qualified)	11		2,820,624	209,042

Jerrald R. Morton	Regal Pension Plan (non-qualified)	27	(1)	483,238	0

(1)            Mr. Morton’s number of years of credited service vary based on the applicable portion of the former Regal Power Transmission Solutions Pension Plan, which was merged into the Regal Pension Plan effective 1/1/2017. Mr. Morton has fewer years of credited service under certain portions of the former Regal Power Transmission Solutions Pension Plan.

Target SRP

Mr. Schlemmer participated in the Target SRP. The Target SRP limits participants to officers and other key employees selected by the Committee who were eligible as of December 31, 2016, the date that the Target SRP was closed to new entrants. The purpose of the Target SRP is to provide replacement income for NEOs which is comparable, on a percentage basis, to the retirement income that other employees are entitled to receive and to provide competitive retirement benefits as compared to our peer group of companies. The Target SRP does this by supplementing retirement income which is lost to higher paid employees due to Social Security caps and limits on income considered for our qualified retirement plans. Under the Target SRP, participants are entitled, upon retirement, to receive a target supplemental retirement benefit. This benefit ensures that a participant receives an annual pension benefit that provides up to a maximum of 60% of compensation replacement by paying a benefit that is equal to two percent of the participant’s average annual earnings, which is comprised of the participant’s base salary (including any base salary that the participant waived) and target annual cash incentives, including annual cash incentives pursuant to the ICP or former SVA Cash Incentive Plan, during the final five years of service with our Company, multiplied by the participant’s years of service with our Company (up to a maximum of 30 years), less the participant’s Social Security retirement benefit. For Mr. Schlemmer, the monthly pension benefit payable under the Target SRP is reduced by the amount payable to Mr. Schlemmer under the Restoration SRP (discussed below).

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To be eligible to receive benefits under the Target SRP upon termination, a participant must have been eligible to participate in the plan as of December 31, 2016, and either have a minimum of 10 years of continuous service and reached the age of at least 58 or have reached the age of 65. The Committee has discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits.

Restoration SRP

Prior to the Committee’s approval of his participation in the Target SRP on April 10, 2012, Mr. Schlemmer participated in the Restoration Supplemental Employee Retirement Plan (the “Restoration SRP”), which is a plan that was designed to provide a supplemental retirement income benefit for certain employees who were disadvantaged by the freezing of the Marathon Electric Salaried Employees’ Pension Plan at the end of 2008.

The Restoration SRP supplements retirement income which was lost as a result of the freezing of the Marathon Electric Salaried Employees’ Pension Plan. Under that plan, eligible participants are entitled to receive a target supplemental retirement benefit that is equal to a specified percent (0.6743% in the case of Mr. Schlemmer) of the participant’s final average annual earnings, which is the average of the participant’s annual base salary during the final five years of service with our Company, multiplied by the participant’s years of service with our Company on and after January 1, 2009 (up to a maximum of 30 years).

A participant may be eligible to receive benefits under the Restoration SRP upon the earliest to occur of (i) completion of a minimum of 7 years of vesting service, (ii) completion of a minimum of 10 years of vesting service and having reached the age of at least 58, (iii) having reached the age of 65, or (iv) becoming disabled. Certain participants, including Mr. Schlemmer, receive credit for years of vesting service completed with our Company and with their previous employer, General Electric Company. The Committee has discretion to grant additional years of vesting service and/or revise the retirement age requirement for a participant to qualify for benefits, which discretion has never been exercised.

To reflect Mr. Schlemmer’s earlier participation in the Restoration SRP, the monthly pension benefit payable to Mr. Schlemmer under the Target SRP will be reduced by the amount payable to him under the Restoration SRP. This reduction is reflected in the terms of the Participation Agreement that Mr. Schlemmer executed in connection with his participation in the Target SRP.

Regal Pension Plan

Mr. Morton participates in the Regal Pension Plan, which is a defined benefit pension plan that, prior to being closed to new participants, covered substantially all employees of Regal Beloit America, Inc., a subsidiary of the Company, who were compensated in whole, or in part, on a salaried basis. A number of defined benefit pension plans have been merged into the Regal Pension Plan, including the former Regal Power Transmission Solutions Plan, which was merged effective January 1, 2017, and was frozen with no new accruals effective February 1, 2020. The Regal Power Transmission Solutions Plan was a plan established at the time the Company acquired its Power Transmission Solutions business from Emerson Electric Co. on February 1, 2015 to mirror the defined benefit pension plan that was maintained for certain employees of the acquired business, including Mr. Morton. Eligibility under the former Regal Power Transmission Solutions Plan was based on being an active employee of the acquired business and a participant in a qualifying portion of the Emerson Electric Retirement Plan as of January 31, 2015.

The Regal Power Transmission Solutions Plan portion of the Regal Pension Plan provides benefits based on a formula that considers, among other items, average compensation, average social security wage base and pension credited service. Compensation and service for this formula includes compensation and service earned with Emerson Electric Co. through January 31, 2015, as well as with Regal Beloit America after that date through the date benefit accruals were frozen effective February 1, 2020. The benefit payable under the Regal Pension Plan is offset, however, by the benefit accrued under the Emerson Electric Co. Retirement Plan through January 31, 2015.

A participant becomes eligible to receive benefits under the former Regal Power Transmission Solutions Plan portion of the Regal Pension Plan the first of the month after they either reach the age of 65, or reach the age of 55 and have a minimum of 0 to 10 years of continuous service, depending on the applicable plan appendix. The Committee does not have discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for these benefits.

Mr. Morton started participating in the SDCRP after the Regal Pension Plan was frozen with no new accruals effective February 1, 2020.

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Nonqualified Defined Contribution Retirement Benefits

The table below sets forth information regarding benefits Mr. Pinkham, Mr. Rehard, Mr. Valentyn, Mr. Kunze and Mr. Morton have earned under our SDCRP. The SDCRP replaced the Target SRP for officers who become eligible to receive supplemental retirement benefits after December 31, 2016. Mr. Pinkham, Mr. Rehard, Mr. Valentyn, Mr. Kunze and Mr. Morton are the only NEOs who are currently eligible to participate in the SDCRP. Under the terms of the SDCRP, we make annual contributions to eligible participants’ accounts. The amount of the annual Company contribution is calculated as a percentage of total target cash compensation (which includes base salary plus the participant’s target ICP payout). The Company’s contribution percentage will vary based on years of service as an officer of the Company. The contribution percentages applicable to participants who were first eligible to participate in the SDCRP prior to 2020, which include Mr. Pinkham, Mr. Rehard and Mr. Valentyn, are set forth in the following table:

Years of Service as an Officer of the Company	Company Contribution %
0-5	7% per year
6-10	10% per year
11+	12% per year

The contribution percentages applicable to participants who were first eligible to participate in the SDCRP during the 2020 plan year (or any subsequent plan year), which include Mr. Kunze and Mr. Morton, are set forth in the following table:

Years of Service as an Officer of the Company	Company Contribution %
0-5	4% per year
6-10	6% per year
11+	9% per year

Participants can elect to invest contributions, with the Plan’s investment options being similar to the investment options under the Company’s 401(k) plan. Company contributions become vested after three years of service without regard to the participant’s age. Participants are not permitted to make contributions to their account under the plan; only the Company may make contributions.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2020

Name	Plan Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings (losses) in last FY ($)	Aggregate withdrawals/distributions in last Fiscal Year ($)	Balance at Fiscal Year End ($)(2)
Louis V. Pinkham	SDCRP	--	150,920	18,572	--	309,142
Robert J. Rehard	SDCRP	--	66,150	17,687	--	190,922
Thomas E. Valentyn	SDCRP	--	51,845	20,806	--	222,796
John C. Kunze	SDCRP	--	24,429	--	--	24,449
Jerrald R. Morton	SDCRP	--	23,725	--	--	23,725

(1)	The amounts shown in this column have previously been reported in the “All Other Compensation” column of the Summary Compensation Table for 2020

(2)	The amounts shown in this column include $290,570 for Mr. Pinkham, $164,150 for Mr. Rehard, $188,205 for Mr. Valentyn, $24,429 for Mr. Kunze, and $23,725 for Mr. Morton that was previously reported in the Summary Compensation Table in any year.

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Potential Payments on a Termination or Change in Control

Except for the employment agreement we entered into with Mr. Pinkham, and the retirement agreement we entered into with Mr. Schlemmer, we have no agreements with any of our NEOs that provide for any benefits prior to a change in control of our Company. We have, however, entered into agreements and maintain plans that require us to provide certain benefits to our NEOs if we undergo a change in control and if the employment of our NEOs terminates or is adversely affected under circumstances specified in the agreements and plans.

Employment Agreement

Under Mr. Pinkham’s employment agreement, Mr. Pinkham became Chief Executive Officer on April 1, 2019. The benefits provided under the employment agreement to Mr. Pinkham include the following:

•	a base salary of $950,000 per year (Mr. Pinkham’s base salary for 2020 was $980,000);

•	eligibility for an annual cash bonus based on the achievement of company performance goals, with a target award opportunity equal to 110% of base salary (Mr. Pinkham’s target award opportunity for 2020 was equal to 120% of base salary);

•	eligibility for annual equity awards;

•	relocation benefits; and

•	participation in our other employee benefit plans, including the SDCRP, in accordance with the terms of such plans.

In addition, to compensate Mr. Pinkham for forfeitures of certain incentive compensation awards upon leaving his prior employer, the employment agreement also provided that we would pay Mr. Pinkham a cash signing bonus equal to $133,000 (which is subject to a pro-rata repayment obligation if, within two years of his start date, Mr. Pinkham resigns without “good reason” or is terminated by us for “cause” (as such terms are defined in the employment agreement)) and grant him an RSU award with a grant value of approximately $1.75 million, which will vest in thirds over three years.

“Good reason” is defined in Mr. Pinkham’s employment agreement generally to include certain material reductions in his base salary or target bonus opportunity, certain relocations of his principal place of employment, any material breach by us of any agreement between us and Mr. Pinkham, or certain material, adverse changes in his position, authorities, duties, or responsibilities.

“Cause” is defined in Mr. Pinkham’s employment agreement generally to include certain willful and material failures to perform or instances of gross negligence; his willful and material failure to comply with any valid and legal directive of the Board; his engagement in certain acts of dishonesty, illegal conduct, or misconduct; his embezzlement, misappropriation, or fraud, or theft of company property; his conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; his material breach of any material obligation under any written agreement with us; or certain material failures to comply with material provisions of our written policies or rules.

Retirement Agreements

Under Mr. Schlemmer’s retirement agreement, Mr. Schlemmer resigned from the role of Chief Operating Officer on January 31, 2020, the effective date of Mr. Schlemmer’s retirement from our Company. The retirement agreement provided that Mr. Schlemmer was to continue to receive his then current base salary through January 31, 2020. Through January 31, 2020, Mr. Schlemmer, continued to be eligible to participate in our employee benefit plans, programs and arrangements. Mr. Schlemmer was also eligible to receive his annual incentive award for the 2019 annual performance period, consistent with the discretionary review that was undertaken pursuant to the terms of the award for other named executive officers. Mr. Schlemmer was not granted an annual incentive opportunity for any portion of the 2020 annual performance period. Mr. Schlemmer also was not granted any equity awards for 2020, and all of his outstanding equity awards that were unvested as of January 31, 2020 were forfeited, except as described below. Following January 31, 2020, we paid to Mr. Schlemmer his accrued but unpaid base salary and his accrued but unpaid vacation, and he was entitled to all vested benefits required to be paid under any qualified retirement, welfare or other benefit plan that we sponsor.

In addition to the salary and benefits discussed above, and as previously disclosed, Mr. Schlemmer received the following, in addition to other immaterial benefits, upon or following January 31, 2020:

•	a one-time cash payment of $200,000;

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•	accelerated vesting of 6,112 restricted stock units granted to Mr. Schlemmer in May 2019;

•	a cash payment equal to 2/3rds of the acceleration value, determined as of January 31, 2020, of Mr. Schlemmer’s other outstanding and unvested stock appreciation rights, performance share units and time-based vesting restricted stock units, the approximate value of which was $1,324,380; and

•	early retirement benefits under our Target SRP, in accordance with the terms of the Target SRP.

In consideration of these various payments, Mr. Schlemmer agreed to customary non-competition, non-solicitation and non-interference covenants and releases of claims. In addition, Mr. Schlemmer’s Key Executive Employment and Severance Agreement terminated as of January 31, 2020.

Termination of Employment Prior to a Change in Control

Under Mr. Pinkham’s employment agreement, he is entitled to receive severance benefits upon certain terminations of employment. Specifically, if we terminate Mr. Pinkham without cause or if he resigns for good reason, then he would be entitled to cash severance equal to:

•	two times the sum of his annual base salary plus his target annual incentive bonus if his employment terminates within two years of his start date, or

•	two times his annual base salary if his employment terminates after the second anniversary of his start date.

In addition, upon his termination by us without cause, by him for good reason, or as a result of his death or disability, Mr. Pinkham would be entitled to receive a pro-rata bonus for the year of termination and full vesting of his initial RSU award. To receive any of the severance benefits described in this paragraph (other than as a result of his death or disability), Mr. Pinkham would be required to sign a general release of claims against us. His employment agreement also provides that Mr. Pinkham will be subject to our confidentiality and restrictive covenant agreements.

Under our equity incentive plans, if a NEO’s employment with us terminates for any reason other than “cause,” all outstanding stock option and SAR awards generally expire on approximately the 90th day following the termination, and all unvested restricted stock and PSU awards are forfeited, subject, under certain circumstances, to exceptions permitted by the Committee. If a NEO’s employment is terminated for cause, restricted stock and PSU awards that have not vested are generally forfeited immediately, and each unexpired and uncancelled stock option or SAR award, to the extent not previously exercised, terminates immediately. “Cause” is defined under our equity incentive plans as (i) the participant’s commission of any felony; (ii) the participant’s fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information; or (iii) other acts or omissions by the participant that result in a breach of any fiduciary duty the participant owes to us.

Change in Control without Termination of Employment

Other than the protections provided by our equity incentive plans and our employment agreement with Mr. Pinkham, we do not maintain any formal severance program for our NEOs outside of the context of a change in control of our Company. In the context of a change in control, however, our key executive change in control and termination agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn (Mr. Schlemmer’s agreement expired in connection with his resignation from the role of Chief Operating Officer as of January 31, 2020) as well as our equity incentive plans require us to provide certain benefits to covered NEOs. Although Mr. Kunze and Mr. Morton do not have change in control and termination agreements with us, they would benefit from certain provisions under our equity incentive plans in the context of a change in control. Our agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn also provide for enhanced benefits if the employment of the covered NEOs terminates in connection with a change in control of our Company. A change in control under our agreements with our covered NEOs and our existing equity incentive plans generally means any of the following: (i) a person or entity acquires 20% or more of our common stock; (ii) a change occurs in the composition of the board of directors that is not approved by at least two-thirds of the existing directors; (iii) our shareholders approve a merger, consolidation or share exchange other than one that would result in less than a 50% change in ownership of us as the surviving entity; or (iv) our shareholders approve a plan for our dissolution or liquidation.

Under our agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn, upon a change in control, we are required to cause all restrictions on any restricted stock awards made to the NEO prior to the change in control to lapse and to fully and immediately vest all stock options and SARs granted to the NEO prior to the change in control. We are also required, after the change in control, generally to maintain base salaries, fringe benefits and incentive compensation opportunities at a level equivalent to or higher than the level at which we provided such benefits prior to the change in control.

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For all of our NEOs, in the event of a change in control, awards granted under our 2018 Plan and our 2013 Equity Incentive Plan (the “2013 Plan”) are subject to “double-trigger” vesting in a change in control transaction, which means that, if the surviving entity in the transaction agrees to assume the awards, vesting continues and is accelerated only upon a termination of employment without cause or for good reason. If awards are not assumed, then vesting accelerates. Awards granted prior to fiscal year 2013 under our 2003 Equity Incentive Plan (the “2003 Plan”), and the 2007 Equity Incentive Plan (the “2007 Plan”), are subject to different treatment in a transaction that results in a change in control of our company. Under the 2003 Plan and the 2007 Plan, in the event of a change in control, any participant holding a stock option or SAR may exercise the option or SAR in full, even if the option was not otherwise exercisable, and has the right to receive, upon sixty days’ written notice to us after the change in control, cash equal to the excess of the change in control price of the shares covered under the surrendered option or SAR over the exercise or base price of the surrendered options or SARs. On the date of the change in control, any unvested restricted stock awards held by a participant under the 2003 Plan or the 2007 Plan vest in full and each participant has the right, upon sixty days’ written notice to us, to receive, in exchange for the surrender of the restricted stock awards, an amount of cash equal to the change in control price of the restricted stock awards.

If the change in control transaction would trigger the adjustment provisions of our existing equity incentive plans, because, under the 2003 Plan, it is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares, or because, under the 2007 Plan, the 2013 Plan or our 2018 Plan, it is a merger, specified subdivision, combination or dividend of shares, a cash dividend meeting certain requirements, or other event that, in the judgment of the Board or the Committee requires an adjustment to prevent dilution or enlargement of the benefits under the 2007 Plan, the 2013 Plan or our 2018 Plan, the Committee or the Board may make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits available under our equity incentive plans. Under the adjustment provision, the Committee may also determine a cash payment amount to be paid to the holder of any outstanding award in exchange for cancellation of all or a part of the award. However, under the 2003 Plan, if the event or transaction creates a change in control, then any such payment must be the greatest amount the participant could have received under the change in control provisions described above and, if the Committee determines it is necessary, each share subject to an award may be substituted by the number and kind of shares, other securities, cash or other property to which holders of our common stock are or will be entitled pursuant to the transaction.

Termination of Employment Connected to a Change in Control

The severance benefits provided under our agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn are triggered if, during the period starting six months before and ending two years after a change in control of our Company, the NEO’s employment is terminated. If the NEO’s employment is terminated for cause, or as a consequence of death or disability, our obligations under the agreement are limited to the payment of amounts already earned, plus a prorated portion of any bonus, including annual cash incentives under the ICP, assuming the performance goal for such bonus had been attained. We may terminate the NEO for “cause” under these agreements if he (i) engages in intentional conduct not taken in good faith that has caused us demonstrable and serious financial injury, (ii) is convicted of a felony which substantially impairs the NEO’s ability to perform his duties, or (iii) willfully and unreasonably refuses to perform his duties or responsibilities.

If the NEO’s employment is terminated other than for cause or as a result of death or disability, or by the NEO with good reason, our full obligations under the agreement will be triggered. The NEO may terminate his employment with “good reason” under the agreements if:

•	we breach the terms of the agreement;

•	we reduce the NEO’s base salary, annual cash incentive opportunity or benefits;

•	we remove the NEO from positions within our Company;

•	the NEO determines in good faith that there has been a material adverse change in his working conditions or status;

•	we relocate the NEO; or

•	we require the NEO to travel 20% more frequently than prior to the change in control.

Under the agreements, the NEO will receive a termination payment that is equal to, in the case of Mr. Pinkham, three times or, in the case of Mr. Rehard and Mr. Valentyn, two times the sum of (1) the NEO’s annual base salary then in effect (2) the higher of (i) the NEO’s annual cash incentive target bonus for the fiscal year of the termination, which includes annual cash incentive payments under the ICP, or (ii) the annual cash incentive received in the year prior to the change in control and (3) the value of all fringe benefits. None of the agreements with Mr. Pinkham, Mr. Rehard or Mr. Valentyn contain a gross-up provision (i.e., a provision that provides for additional payments to the NEOs to compensate them for any excise taxes on payments related to the change in control that may be imposed on the NEOs under the Internal Revenue Code.

49

The NEO also will receive outplacement services and health and life insurance for up to two years and the reimbursement of certain accounting and legal fees related to calculating the tax impact of these payments. We will also waive any minimum years of service requirements with respect to supplemental retirement programs, including the Target SRP, and will make a payment equal to the value of any additional retirement benefits the NEO would receive if he had remained employed for, in the case of Mr. Pinkham, three years, or in the case of Mr. Rehard and Mr. Valentyn, two years. The NEO will also be credited with, in the case of Mr. Pinkham, three years or, in the case of Mr. Rehard and Mr. Valentyn, two years’ additional service under any post-retirement welfare benefit plan that we maintain. Finally, we will pay any performance awards granted under a long-term incentive plan at target as if all performance requirements were met, but offset by any amount paid upon the change in control under the same award. We do not currently maintain any long-term cash incentive plan and no awards are outstanding to our NEOs under any such plan.

50

Tables Summarizing Payments Upon Termination or Change in Control

The following tables describe the potential payments upon various events of termination and change in control. These tables assume that the triggering event or events occurred on January 2, 2021, the last day of our fiscal year, and the price per share of our common stock was $122.81, the closing market price on the last trading day prior to such date. The following table sets forth certain information relating to the compensation of Mr. Pinkham, our Chief Executive Officer, upon a change in control of our Company and following a termination of Mr. Pinkham’s employment.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	-	1,406,496	-	-	1,406,496	1,406,496
ICP Cash Incentive Deferred from Prior Years	-	-	-	-	-	-
Termination Payment	-	4,312,000	-	-	6,976,320	-
Target SRP	-	-	-	-	-	-
Restricted Stock
Unvested and Accelerated	-	-	-	4,657,324	4,657,324	4,657,324
SARs
Unvested and Accelerated	-	-	-	3,731,426	3,731,426	3,731,426
PSUs
Unvested and Accelerated	-	-	-	7,034,311	7,034,311	3,362,614
Benefits and Perquisites:
Cash Payment Under Retirement Plans	-	-	-	-	-	-
Post-termination Health & Life Insurance	-	-	-	-	35,823	-
Life Insurance Proceeds(3)	-	-	-	-	-	250,000
Disability(4)	-	-	-	-	-	120,000
Accrued Vacation Pay	75,385	75,385	75,385	-	75,385	75,385
Accounting and Legal Services	-	-	-	-	15,000	-
Outplacement Services	-	-	-	-	98,000	-
280G Tax Cutback	-	-	-	-	-	-
Total:	75,385	5,793,881	75,385	15,423,061	24,030,085	13,603,245	(5)

(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.

(2)	For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(4)	Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)	The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

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The following table set forth certain information relating to the compensation of Mr. Rehard, our Vice President, Chief Financial Officer, upon a change in control of our Company and following a termination of Mr. Rehard’s employment.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	-	484,380	-	-	484,380	484,380
ICP Cash Incentive Deferred from Prior Years	-	-	-	-	-	-
Termination Payment	-		-	-	2,213,550	-
Target SRP	-	-	-	-	-	-
Restricted Stock
Unvested and Accelerated	-	-	-	1,053,219	1,053,219	1,053,219
SARs
Unvested and Accelerated	-	-	-	1,282,418	1,282,418	1,282,418
PSUs
Unvested and Accelerated	-	-	-	2,357,952	2,357,952	1,387,091
Benefits and Perquisites:
Cash Payment Under Retirement Plans	-	-	-	-	-	-
Post-termination Health & Life Insurance	-	-	-	-	42,574	-
Life Insurance Proceeds(3)	-	-	-	-	-	250,000
Disability(4)	-	-	-	-	-	120,000
Accrued Vacation Pay	41,538	41,538	41,538	-	41,538	41,538
Accounting and Legal Services	-	-	-	-	15,000	-
Outplacement Services	-	-	-	-	54,000	-
280G Tax Cutback	-	-	-	-	-	-
Total:	41,538	525,918	41,538	4,693,589	7,544,631	4,618,646	(5)

(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.

(2)	For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(4)	Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)	The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

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The following table sets forth certain information relating to the compensation of Mr. Valentyn, our Vice President, General Counsel and Secretary, upon a change in control of our Company and following a termination of Mr. Valentyn’s employment.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	-	348,955	-	-	348,955	348,955
ICP Cash Incentive Deferred from Prior Years	-	-	-	-	-	-
Termination Payment	-		-	-	1,745,048	-
Target SRP	-	-	-	-	-	-
Restricted Stock
Unvested and Accelerated	-	-	-	819,266	819,266	819,266
SARs
Unvested and Accelerated	-	-	-	1,123,897	1,123,897	1,123,897
PSUs
Unvested and Accelerated	-	-	-	1,750,043	1,750,043	1,150,427
Benefits and Perquisites:
Cash Payment Under Retirement Plans	-	-	-	-	-	-
Post-termination Health & Life Insurance	-	-	-	-	34,005	-
Life Insurance Proceeds(3)	-	-	-	-	-	250,000
Disability(4)	-	-	-	-	-	120,000
Accrued Vacation Pay	34,529	34,529	34,529	-	34,529	34,529
Accounting and Legal Services	-	-	-	-	15,000	-
Outplacement Services	-	-	-	-	44,888	-
280G Tax Cutback	-	-	-	-	-	-
Total:	34,529	383,484	34,529	3,693,206	5,915,631	3,847,074	(5)

(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.

(2)	For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(4)	Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)	The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

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The following table sets forth certain information relating to the compensation of Mr. Kunze, the President of our Climate Solutions segment, upon a change in control of our Company and following a termination of Mr. Kunze’s employment.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	-	198,102	-	-	198,102	198,102
ICP Cash Incentive Deferred from Prior Years	-	4,347	-	-	4,347	4,347
Termination Payment	-		-	-	-	-
Target SRP	-	-	-	-	-	-
Restricted Stock
Unvested and Accelerated	-	-	-	433,028	433,028	433,028
SARs
Unvested and Accelerated	-	-	-	574,270	574,270	574,270
PSUs
Unvested and Accelerated	-	-	-	1,040,201	1,040,201	555,964
Benefits and Perquisites:
Cash Payment Under Retirement Plans	-	-	-	-	-	-
Post-termination Health & Life Insurance	-	-	-	-	-	-
Life Insurance Proceeds(3)	-	-	-	-	-	250,000
Disability(4)	-	-	-	-	-	120,000
Accrued Vacation Pay	29,362	29,362	29,362	-	29,362	29,362
Accounting and Legal Services	-	-	-	-	-	-
Outplacement Services	-	-	-	-	-	-
280G Tax Cutback	-	-	-	-	-	-
Total:	29,362	231,811	29,362	2,047,499	2,279,310	2,165,073	(5)

(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.

(2)	For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(4)	Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)	The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

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The following table sets forth certain information relating to the compensation of Mr. Morton, the President of our Power Transmission Solutions segment, upon a change in control of our Company and following a termination of Mr. Morton’s employment.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	-	224,422	-	-	224,422	224,422
ICP Cash Incentive Deferred from Prior Years	-	19,838	-	-	19,838	19,838
Termination Payment	-		-	-	-	-
Target SRP	-	-	-	-	-	-
Restricted Stock
Unvested and Accelerated	-	-	-	398,273	398,273	398,273
SARs
Unvested and Accelerated	-	-	-	556,973	556,973	556,973
PSUs
Unvested and Accelerated	-	-	-	936,058	936,058	521,059
Benefits and Perquisites:
Cash Payment Under Retirement Plans	-	-	-	-	-	-
Post-termination Health & Life Insurance	-	-	-	-	-	-
Life Insurance Proceeds(3)	-	-	-	-	-	250,000
Disability(4)	-	-	-	-	-	120,000
Accrued Vacation Pay	28,515	28,515	28,515	-	28,515	28,515
Accounting and Legal Services	-	-	-	-	-	-
Outplacement Services	-	-	-	-	-	-
280G Tax Cutback	-	-	-	-	-	-
Total:	28,515	272,775	28,515	1,891,304	2,164,079	2,119,080	(5)

(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.

(2)	For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(4)	Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)	The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

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Upon the retirement of Mr. Schlemmer, our former Chief Operating Officer, as of January 31, 2020 he received accelerated vesting of outstanding equity awards with an approximate value, based on the closing share price on the date of his retirement, of $479,548, a one-time cash payment of $200,000, and an additional cash payment equal to two-thirds of the acceleration value, determined on the date of his retirement, of Mr. Schlemmer’s other outstanding and unvested equity awards, of $1,324,380.

We set forth below a description of the facts and assumptions that we used in creating the tables above. Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination.

Impact of Certain Terminations of Employment

Current Year ICP Annual Cash Incentive

Under the ICP, in the event of a termination of the NEO prior to payment, the NEO is not entitled to receive any portion of the ICP incentive, although the Committee may exercise its discretion to make a payment in the event the termination is due to retirement.

Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights

Under our equity incentive plans, in the event of a termination for death, disability or retirement, other than in connection with a change in control, our Board generally has discretion to fully vest any unvested awards. The tables assume the Board exercises such discretion and fully vests the stock options, SARs, restricted stock and RSUs. In the event of a change in control, the NEO would be entitled to the vesting of all of the NEO’s then unvested stock options, SARs, restricted stock and RSUs, assuming that the acquirer does not choose to assume or replace the awards. The table assumes that all stock options, SARs, restricted stock and RSUs would vest (rather than being assumed by the acquirer) upon a change in control.

Performance Share Units

Under our equity incentive plans, in the event of a termination for death, all outstanding performance awards, including PSUs, will be paid following the end of the performance period based on achievement of the performance goals as if the participant had not died, but prorated based on the portion of the performance period completed at the time of death. In the event of a termination as a result of disability, all outstanding PSUs will be paid based on the degree to which the applicable performance goals have been attained, but prorated based on the portion of the performance period that the participant has completed at the time of termination. In the event of a termination due to retirement, our equity incentive plans provide that the Board generally has discretion to accelerate the vesting of any unvested PSUs, and for purposes of the above tables, we assumed that the Board exercised such discretion. Upon a change in control, unless the acquiring or surviving entity assumes or replaces the outstanding PSUs, all such units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under the units if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control. The tables assume the payment would be at target.

Life Insurance Proceeds

Life insurance proceeds are the death benefits on Company paid life insurance. No life insurance payments will be made in connection with a termination for disability.

Impact of Change in Control Terminations

Except as otherwise noted, the following items apply only to a termination in the context of a change in control for Mr. Pinkham, Mr. Rehard and Mr. Valentyn. We assume the termination is without cause or by the NEO with good reason. Further, we assume that the change in control and the NEO’s termination of employment both occurred on January 2, 2021, the last day of our fiscal year.

Supplemental Retirement Plans

Per the terms of the SDCRP, participants forfeit their account balance upon termination of employment prior to attaining three years of service (without regard to the participant’s age), except that the participant will become 100% vested in their account balance upon a termination due to death. In addition, under the terms of Mr. Pinkham’s, Mr. Rehard’s, and Mr. Valentyn’s agreements, in the event they are terminated due to a change in control, they would become 100% vested in their SDCRP account balance.

Cash Payment Under Retirement Plans

The amounts relating to the cash payments under our retirement plans in the tables above reflect the cash payment that is equal to the value of additional retirement benefits that each NEO would have received if he remained employed with our Company for an additional three years, in the case of Mr. Pinkham, or two years, in the case of Mr. Rehard and Mr. Valentyn.

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Post-Retirement Health Care Benefits

The NEO will be covered under our health and life insurance for, in the case of Pinkham, three years or, in the case of Mr. Rehard and Mr. Valentyn, two years, unless the NEO obtains equal or greater benefits from another employer. We have assumed the NEO will not obtain benefits from another employer.

Accounting and Legal Services

We are obligated to reimburse the NEO for up to $15,000 for accounting and legal services related to the calculation of the tax gross-up amount described below under “Section 280G Tax Gross-up or Cut Back.” The tables assume the entire amount is reimbursed to the NEO.

Outplacement

The NEO will be entitled to receive outplacement services up to the amount that is equal to ten percent (10%) of the NEO’s base salary. The tables assume the NEO will use the full amount of this benefit.

Section 280G Cutback

Upon a change in control of our Company the NEO may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We adopted a policy prohibiting provisions for the reimbursement of excise taxes that are imposed under Section 280G and any income and excise taxes that are payable as a result of any reimbursement for Section 280G excise taxes in new change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Mr. Valentyn in October 2016, Mr. Rehard in April 2018 and Mr. Pinkham in 2019. To address Section 280G, the agreements with Mr. Pinkham, Mr. Valentyn and Mr. Rehard include a “best of” provision pursuant to which, if the amounts payable under the agreement or any other of our plans or agreements with the NEO would constitute an excess parachute payment and result in an excise tax being imposed on the NEO, then the NEO will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in the greater after-tax benefit to the NEO.

Non-Competition

As a condition to each NEO’s entitlement to receive the severance payments and other benefits described in this section, the NEO is required to execute a waiver of claims and be bound by the terms of a non-competition agreement which prohibits the NEO from working in a business that engages in substantial competition with us, for a period of one year from the NEO’s termination of employment. Our Board may waive this provision. In addition, as a condition to each NEO’s entitlement to participate in the ICP, the NEO must agree to certain non-competition restrictions.

Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission (the “SEC”) adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the CEO to the median of the annual total compensation of all employees. We are providing the following disclosure in compliance with such SEC rule.

For purposes of this disclosure, as permitted by SEC regulations, we used the same median employee as in our proxy statement filed during 2020, because there was no material change in our employee population or employee compensation arrangements during 2020 that would result in a significant change to our pay ratio disclosure.

To arrive at the median employee’s total annual compensation, we added together all of the elements of such median employee’s compensation for 2020 in the same way that we calculate the annual total compensation of our NEOs in the Summary Compensation Table. We then compared such number to the total compensation of Mr. Pinkham, annualized as described below.

As such, for the year ended January 2, 2021:

•	The annual total compensation of Mr. Pinkham was $6,402,153.

•	The annual total compensation of our median employee was $13,695.

•	Based on the above information, the ratio of the annual total compensation of Mr. Pinkham to the median of the annual total compensation of all other employees is estimated to be 467 to 1.

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We compete on a global scale. The majority of our electric motor competitors are located and produce their products outside of the United States. Most of our electric motor manufacturing plants and approximately three-fourths of our employees are located outside of the United States, including our median employee referenced above, who is located in Mexico.

Although we operate on a worldwide basis, the form and amount of Mr. Pinkham’s annual total compensation is largely influenced by prevailing market practices in the United States, as is the compensation of our other U.S. employees. In addition, we are incorporated and headquartered in Wisconsin, and our common stock is traded on the New York Stock Exchange. For these reasons, we think that it is useful to understand the relationship between the annual total compensation of Mr. Pinkham and our median U.S. employee, who was identified by a similar process, using only U.S. employee base wages and determining annual total compensation. For the year ended January 2, 2021:

•	The annual total compensation of our median U.S. employee was $53,561.

•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of our U.S. employees is estimated to be 120 to 1.

Risk Assessment of Compensation Policies and Practices

We seek to design our compensation policies and practices to reflect a balanced approach between incentives to achieve short-term and longer-term objectives, both of which we believe will help us achieve sustained growth and success over the long term. While we recognize that the pursuit of our financial performance objectives and the link between the amount of compensation earned under our incentive arrangements and achievement of the objectives may lead to employee behavior that increases certain risks to our Company, we believe that we have designed our compensation programs and policies to mitigate these concerns and help to ensure that our policies and practices are consistent with our risk profile.

Our Board relies on the Committee to address significant risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Committee, with the assistance of management and independent compensation consultants, periodically evaluates our compensation policies and practices to assess whether the risks arising from these policies and practices are likely to have a material adverse effect on our Company and to assess the effect on these risks of any changes to our enterprise risk profile. The Committee did not recommend or implement any material changes in 2020 as a result of its most recent assessment, but has identified or implemented the following measures, among others, that it believes serve to mitigate any risks arising from our compensation policies and practices:

•	In fiscal 2020, we used earnings per share, revenue for our Power Transmission Solutions and Climate Solutions operating segments and free cash flow as the total Company performance measures under our annual cash incentive plans for all of our NEOs, and adjusted operating profit, revenue and/or working capital as a percentage of sales as additional segment-level performance measures under our annual cash incentive plans for our NEOs who are presidents of our operating segments, in part because these metrics tie rewards for participants to the operational performance and efficiency of our business as it is actually realized. We believe that, because these metrics tied directly to the financial performance of our business, they also tie ultimately to the creation of long-term shareholder value. By focusing on our operational performance and efficiency, our annual cash incentive plans have created incentives for prudent investments in assets that are capable of providing strong long-term returns.

•	We have capped payouts under our ICP cash incentive plan for our executive officers at 200%. We believe that capping the maximum annual cash incentive serves to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•	Our SAR, RSU and PSU awards under our long-term incentive compensation arrangements are subject to three-year vesting or performance periods, which we believe fosters employee retention and further helps to mitigate incentives to take short-term risks, while encouraging our employees to focus on our sustained growth over the long term. In addition, we have capped the payouts under the PSU awards at 200% of the target amount to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•	We have implemented stock ownership guidelines for certain executives, including our NEOs, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

•	We have adopted a clawback policy requiring us to recoup incentive compensation paid to our executive officers on the basis of financial results that are subsequently subject to a material restatement.

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•	We have adopted a policy prohibiting our employees, including our NEOs, from trading in puts, calls and other derivative securities relating to our common stock. The prohibition includes the purchase of any financial instruments designed to hedge or offset any decease in the market value of our common stock. We also prohibit our employees, including our NEOs, from pledging common stock that they own as collateral to secure personal loans or other obligations.

In addition to the ICP annual cash incentive plan discussed above, we maintain revenue-based sales incentive compensation programs for certain of our non-executive officer employees at select business units or functions. The eligible employees are generally engaged in sales functions and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and/or increase sales to existing customers. We designed the programs to limit the risks that participants will seek to increase their payouts through low-quality sales or short-term revenue accompanied by long-term costs or additional risks by capping the amount of compensation participants may earn under the programs and by not giving the individual participants final authority over which sales are accepted. We monitor the programs periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the programs if necessary to reflect changes to our risk profile.

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DIRECTOR COMPENSATION

The following table sets forth certain information relating to the compensation for our directors for the last fiscal year other than for Mr. Pinkham, who received no additional compensation for his service as director. In response to the COVID-19 pandemic, each of our directors (other than Mr. Fischer and Ms. Warner who retired effective April 28, 2020), agreed to temporarily reduce their cash fees by 20% during the second quarter of 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jan A. Bertsch	86,750	142,552	229,302
Stephen M. Burt (Chairperson, Audit Committee)	101,175	142,552	243,727
Anesa T. Chaibi (Chairperson, Compensation and Human Resources Committee)	92,375	142,552	234,927
Christopher L. Doerr	85,500	142,552	228,052
Thomas J. Fischer(2)	63,000	0	63,000
Dean A. Foate	85,500	142,552	228,052
Michael F. Hilton	63,000	142,552	205,552
Rakesh Sachdev (Chairman)	228,000	142,552	370,552
Curtis W. Stoelting (Chairperson, Corporate Governance and Director Affairs Committee)	98,075	142,552	240,627
Jane L. Warner(3)	71,750	0	71,750

(1)	These amounts reflect the full grant date fair value of all stock awards granted during fiscal 2020, computed in accordance with FASB ASC Topic 718. As of January 2, 2021, none of our non-employee directors held outstanding option awards. As of January 2, 2021, each of our non-employee directors held 2,035 outstanding restricted shares of common stock.

(2)	Mr. Fischer retired from our Board upon the expiration of his term at the Annual Meeting held on April 28, 2020.

(3)	Ms. Warner retired from our Board upon the expiration of her term at the Annual Meeting held on April 28, 2020.

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board in the industry in which we operate. The equity portion of director compensation is designed to align directors’ interests with shareholders’ interests. The non-employee directors are currently paid the following fees:

•	Annual retainer fee of $90,000 for each director.

•	Annual retainer fee of $150,000 for the Chairman.

•	Annual retainer fee of $16,500 for the chair of the Audit Committee; $13,500 for the chair of the Compensation and Human Resources Committee; $12,500 for the chair of the Corporate Governance and Director Affairs Committee; and a $5,000 additional fee for service on more than one committee.

•	Shares of restricted stock with a fair value of approximately $143,000 on the grant date.

Each individual non-employee director serving on the Board on April 28, 2020, the date of our 2020 annual shareholders meeting, was awarded 2,035 shares of restricted stock with an effective grant date of May 6, 2020.

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REPORT OF THE COMPENSATION AND
HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 2, 2021.

This report of the Compensation and Human Resources Committee has been presented by the following named directors currently comprising the Committee: Anesa T. Chaibi (Chairperson), Jan A. Bertsch and Rakesh Sachdev.

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COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The current members of the Compensation and Human Resources Committee of the Board of Directors are Anesa T. Chaibi (Chairperson), Jan A. Bertsch and Rakesh Sachdev. There are no interlocks among the Committee members and the Company.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board is currently comprised of three directors, each of whom is independent as defined in the NYSE’s listing standards and SEC rules. The Audit Committee operates under a written charter adopted by our Board.

Our Company’s management is responsible for our Company’s internal controls and the financial reporting process, including the system of internal controls. Our Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of our Company’s audited consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of our Company with management and Deloitte & Touche LLP, our Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, and Rule 2-07 of SEC Regulation S-X.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

The Audit Committee discussed with our Company’s internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our Company’s internal controls and overall quality of our Company’s financial reporting.

Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent registered public accounting firm referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended January 2, 2021 for filing with the SEC.

This report of the Audit Committee has been presented by the following named directors currently comprising the Committee: Stephen M. Burt (Chairperson), Jan A. Bertsch and Michael F. Hilton.

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PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote of our shareholders on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended. Our Board recommends that you vote in favor of a resolution approving the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the tables and narrative discussion contained in this Proxy Statement on pages 18 to 59. Since the vote is advisory in nature, the results will not be binding on our Board or our Compensation and Human Resources Committee. However, if there is a significant vote against our executive compensation policies and procedures, our Board and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns. We intend to hold our next advisory vote on the compensation of our named executive officers at our annual meeting in 2022.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL 3: RATIFICATION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING JANUARY 1, 2022

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021, and this selection is being presented to shareholders for ratification. Our Board recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP to audit the financial statements of our Company and our subsidiaries for fiscal 2021. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.

If, prior to the Annual Meeting, Deloitte & Touche LLP declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting. If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select another independent registered public accounting firm for fiscal 2021. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our Company and our shareholders. Representatives of Deloitte & Touche LLP are expected to be present (either in person or via remote participation) at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

Independent Auditor Fees

During the fiscal years ended January 2, 2021 and December 28, 2019, we retained and paid Deloitte & Touche LLP to provide audit and/or other services. The fees paid to Deloitte & Touche LLP for the years ended January 2, 2021 and December 28, 2019 were as follows:

Audit Fees. Fees for audit services totaled $6,125,690 in 2020 and $6,463,165 in 2019. Audit fees included fees and expenses associated with the annual audit, assessment of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees. Fees for audit-related services totaled $33,100 in 2020 and $171,273 in 2019. Audit-related fees included fees for services in connection with certain statutory filings.

Tax Fees. Fees for tax services totaled $1,132,324 in 2020 and $1,897,949 in 2019. Tax fees included fees for tax return preparation and reviews, tax consultations and tax advice and planning.

All Other Fees. We paid fees of $0 in 2020 and $0 in 2019.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee approved 100% of the services described under the general categories of Audit-Related Fees, Tax Fees and All Other Fees in 2020. The Audit Committee does not consider the provision of these non-audit services by the independent registered public accounting firm to be incompatible with maintaining auditor independence.

OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 1, 2022.

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OTHER MATTERS

Delinquent Section 16(a) Reports

As a result of an administrative error, during the fiscal year ended January 2, 2021, one Form 4 was filed late by or on behalf of Mr. Pinkham to report one transaction related to the vesting of one-third of the restricted stock unit award granted to Mr. Pinkham in 2019 in connection with his election as our Chief Executive Officer effective April 1, 2019.

Delivery of Proxy Materials to Households

As described in the Notice of Internet Availability of Proxy Materials that you received, the Notice of Annual Meeting of Shareholders, this proxy statement and our 2020 Annual Report to Shareholders are available online at www.proxyvote.com.

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, 2020 Annual Report to Shareholders and this proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, 2020 Annual Report to Shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders sharing an address may also request delivery of a single copy of the 2020 Annual Report to Shareholders or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify our Company of their requests by calling or writing to Thomas E. Valentyn, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511, telephone number: (608) 364-8800.

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SHAREHOLDER PROPOSALS

Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2022 annual meeting of shareholders must be received by us no later than November 18, 2021 to be included in our proxy materials for that meeting.

As discussed above, in 2017, our Board amended and restated our Company’s bylaws to implement proxy access. To be considered timely, a shareholder must give written notice, complying with the Bylaws, to the Secretary of our Company not less than 120 days and not more than 150 days prior to the first anniversary of the date on which we first made available our proxy materials for the Annual Meeting. Under the bylaws, we must receive notice of a shareholder’s director nomination for the 2022 annual meeting of shareholders pursuant to the proxy access by-law provision no sooner than October 19, 2021 and no later than November 18, 2021. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2022 annual meeting of shareholders.

Further, a shareholder who otherwise intends to present business at the 2022 annual meeting of shareholders otherwise than pursuant to Rule 14a-8 or via the proxy access procedures (i.e., a proposal a shareholder intends to present at the 2022 annual meeting of shareholders, but does not intend to have included in our proxy materials) must comply with the requirements set forth in our Company’s bylaws. Among other things, to bring business before the 2022 annual meeting of shareholders, a shareholder must give written notice thereof, complying with the bylaws, to the Secretary of our Company not less than 45 days and not more than 70 days prior to the first anniversary of the date that this proxy statement was first mailed to shareholders. This proxy statement was first mailed to shareholders on March 18, 2021. Under the bylaws, if we do not receive notice of a shareholder proposal submitted (otherwise than pursuant to Rule 14a-8) between January 7, 2022 and February 1, 2022, then the notice will be considered untimely and we will not be required to present such proposal at the 2022 annual meeting of shareholders. If our Board nonetheless chooses to present such proposal at the 2022 annual meeting of shareholders, then the persons named in proxies solicited by our Board for the 2022 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

Thomas E. Valentyn
Vice President, General Counsel and Secretary

We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for 2020. You may obtain a copy of the Form 10-K by writing to Thomas E. Valentyn, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511 or on our Company’s website at www.regalbeloit.com.

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REGAL BELOIT CORPORATION 200 STATE STREET BELOIT, WI 53511-6254 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and mail it in the postage-paid envelope we provided in time for it to be received by 6:00 P.M. Eastern Time, Friday, April 23, 2021 or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 6:00 P.M. Eastern Time, Friday, April 23, 2021. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYREGAL BELOIT CORPORATION The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposals 2 and Election of Directors 1. The election of directors whose terms would expire in 2022. 1a. Jan A. Bertsch 1b. Stephen M. Burt 1c. Anesa T. Chaibi 1d. Christopher L. Doerr 1e. Dean A. Foate 1f. Michael F. Hilton 1g. Louis V. Pinkham 1h. Rakesh Sachdev 1i. Curtis W. Stoelting Abstain Against For 2. Advisory vote on the compensation of the company's named executive officers as disclosed in the company's proxy statement. 3. To ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for the year ending January 1, 2022. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Abstain Against For PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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REGAL BELOIT CORPORATIONDear Shareholder:You are cordially invited to attend the Regal Beloit Corporation Annual Meeting of Shareholders to be held at 9:00 A.M. Central Time on Tuesday, April 27, 2021. The accompanying Notice of Annual Meeting and Proxy Statement contains detailed information as to the formal business to be transacted at the meeting.Whether or not you plan to attend the meeting, it is important that these shares be voted. Accordingly, please complete, sign and date the proxy card on the reverse side and return it in the enclosed postage-paid envelope. In the alternative, you have the option to vote these shares by the Internet or telephone as indicated on the reverse side or by attending the meeting and voting in person. Sincerely, REGAL BELOIT CORPORATIONImportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D38871-P50754-Z79258 PROXYREGAL BELOIT CORPORATIONPROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 27, 2021THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Louis V. Pinkham and Thomas E. Valentyn or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of REGAL BELOIT CORPORATION (the "Company") held of record by the undersigned as of the close of business on March 5, 2021 at the Annual Meeting of Shareholders to be held on April 27, 2021, at 9:00 A.M. Central Time, or any adjournment or postponement thereof (the "Annual Meeting"). This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.Please mark, sign, date and return this card promptly using the enclosed envelope.SEE REVERSESIDE Continued and to be signed on Reverse SideSEE REVERSESIDE

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